                                                                    EXHIBIT 10.6

================================================================================

                                                         INVESTMENT NUMBER 10296


                                 LOAN AGREEMENT

                                      AMONG

                                PRICESMART INC.,

                                PSMT CARIBE INC.,

                          PSMT TRINIDAD/TOBAGO LIMITED,

                                       AND

                        INTERNATIONAL FINANCE CORPORATION

                          DATED AS OF JANUARY 26, 2001

===============================================================================

                                TABLE OF CONTENTS

ARTICLE OR
 SECTION                            ITEM                                PAGE NO.
ARTICLE I......................................................................1

DEFINITIONS AND INTERPRETATION.................................................1
   Section 1.01.  General Definitions..........................................1
   Section 1.02.  Financial Definitions.......................................10
   Section 1.03.  Financial Calculations......................................15
   Section 1.04.  Interpretation..............................................15
   Section 1.05.  Business Day Adjustment.....................................16

ARTICLE II....................................................................16

THE PROJECT, PROJECT COST AND FINANCIAL PLAN..................................16
   Section 2.01.  The Project.................................................16
   Section 2.02.  Project Cost and Financial Plan.............................16

ARTICLE III...................................................................17

THE A LOAN....................................................................17
   Section 3.01.  A Loan......................................................17
   Section 3.02.  Disbursement Procedure......................................17
   Section 3.03.  Interest....................................................18
   Section 3.04.  Default Rate Interest.......................................19
   Section 3.05.  Repayment...................................................20
   Section 3.06.  Prepayment..................................................20
   Section 3.07.  Fees........................................................21
   Section 3.09.  Currency and Place of Payments..............................22
   Section 3.09.  Allocation of Partial Payments..............................22
   Section 3.10.  Increased Costs.............................................22
   Section 3.11.  Unwinding Costs.............................................22
   Section 3.12.  Suspension or Cancellation by IFC...........................23
   Section 3.13.  Cancellation by Co-Borrowers................................23
   Section 3.14.  Taxes.......................................................24
   Section 3.15.  Expenses....................................................24

ARTICLE IV....................................................................26

REPRESENTATIONS AND WARRANTIES................................................26
   Section 4.01.  Representations and Warranties..............................26
   Section 4.02.  IFC Reliance................................................28

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                                      -ii-

ARTICLE OR
 SECTION                            ITEM                                PAGE NO.
ARTICLE V.....................................................................29

CONDITIONS OF DISBURSEMENT....................................................29
   Section 5.01.  Conditions of First Disbursement............................29
   Section 5.02.  Conditions of All Disbursements.............................31
   Section 5.03.  Co-Borrowers' Certifications................................32
   Section 5.04.  Conditions for IFC Benefit..................................33

ARTICLE VI....................................................................33

PARTICULAR COVENANTS..........................................................33
   Section 6.01.  Affirmative Covenants.......................................33
   Section 6.02.  Negative Covenants..........................................35
   Section 6.03.  Reporting Requirements......................................41
   Section 6.04.  Insurance...................................................44

ARTICLE VII...................................................................46

EVENTS OF DEFAULT.............................................................46
   Section 7.01.  Acceleration after Default..................................46
   Section 7.02.  Events of Default...........................................46
   Section 7.03.  Bankruptcy..................................................49

ARTICLE VIII..................................................................49

MISCELLANEOUS.................................................................49
   Section 8.01.  Saving of Rights............................................49
   Section 8.02.  Notices.....................................................50
   Section 8.03.  English Language............................................51
   Section 8.04.  Term of Agreement...........................................51
   Section 8.05.  Applicable Law and Jurisdiction.............................51
   Section 8.06.  Disclosure of Information...................................53
   Section 8.07.  Successors and Assignees....................................54
   Section 8.08.  Joint and Several Liability.................................54
                                   -
   Section 8.09.  Amendments, Waivers and Consents............................54
   Section 8.10.  Counterparts................................................54

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                                     -iii-

ARTICLE OR
 SECTION                            ITEM                                PAGE NO.
ANNEX A.......................................................................57

BORROWER/PROJECT AUTHORIZATIONS...............................................57

ANNEX B.......................................................................59

INSURANCE REQUIREMENTS........................................................59

ANNEX C.......................................................................60

ASSETS OF THE CO-BORROWERS
TO BE GRANTED AS SECURITY.....................................................60

ANNEX D.......................................................................62

LIST OF LIENS.................................................................62

SCHEDULE 1....................................................................64

FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY...............................64

SCHEDULE 2....................................................................66

FORM OF REQUEST FOR DISBURSEMENT (A LOAN).....................................66

SCHEDULE 3....................................................................70

FORM OF LOAN DISBURSEMENT RECEIPT.............................................70

SCHEDULE 4....................................................................71

FORM OF SERVICE OF PROCESS LETTER.............................................71

SCHEDULE 5(A).................................................................73

FORM OF LOCAL COUNSEL'S LEGAL OPINION.........................................73

SCHEDULE 5(B-1)...............................................................79

FORM OF LOCAL COUNSEL'S LEGAL OPINION.........................................79

SCHEDULE 5(B-2)...............................................................85

FORM OF LOCAL COUNSEL'S LEGAL OPINION.........................................85

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                                      -iv-

ARTICLE OR
 SECTION                            ITEM                                PAGE NO.
SCHEDULE 5(B-3)...............................................................91

FORM OF LOCAL COUNSEL'S LEGAL OPINION.........................................91

SCHEDULE 5(C).................................................................94

FORM OF SPECIAL COUNSEL'S LEGAL OPINION.......................................94

SCHEDULE 5(B).................................................................99

FORM OF PRICESMART SPECIAL COUNSEL'S LEGAL OPINION............................99

SCHEDULE 6...................................................................104

FORM OF LETTER TO BORROWER'S AUDITORS........................................104

SCHEDULE 7...................................................................106

FORM OF CO-BORROWER'S
CERTIFICATION ON DISTRIBUTION OF DIVIDENDS...................................106

SCHEDULE 8...................................................................108

FORM OF PROGRESS REPORT RE:
PROJECT IMPLEMENTATION.......................................................108

SCHEDULE 9...................................................................109

INFORMATION TO BE INCLUDED IN
ANNUAL REVIEW OF OPERATIONS..................................................109

SCHEDULE 10..................................................................110

FORM OF ANNUAL MONITORING REPORT.............................................110

                                 LOAN AGREEMENT

        AGREEMENT, dated as of January 26, 2001, among:

         (1) PRICESMART INC., a corporation organized and existing under the laws of the State of Delaware, U.S.A. ("PriceSmart");

         (2) PSMT CARIBE, INC., a company organized and existing under the laws of the Territory of the British Virgin Islands ("Caribe");

         (3) PSMT TRINIDAD/TOBAGO LIMITED, a company organized and existing under the laws of the Republic of Trinidad and Tobago ("PSMT Trinidad" and PriceSmart, Caribe and PSMT Trinidad are collectively referred to herein as the "Co-Borrowers"); and

         (4) INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries ("IFC").

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

         Section 1.01. GENERAL DEFINITIONS. Wherever used in this Agreement, the following terms have the meanings opposite them:


"A Loan" the A Loan specified in Section 3.01 (THE A LOAN) or, as the context requires, its principal amount from time to time outstanding;

"Accounting Principles"      United States Generally Accepted Accounting
                             Principles ("US-GAAP") promulgated by the
                             Financial and Accounting Standards Board, together with its pronouncements thereon from time to time, and applied on a consistent basis;

"Affiliate"                  any Person directly or indirectly controlling,
                             controlled by or under common control with, any Co-Borrower (for purposes of this definition, "control" means the power to direct the management or policies of a Person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise, provided that the direct or indirect ownership of fifteen per cent

                             (15%) or more of the voting share capital of a Person is deemed to constitute control of that Person, and "controlling" and "controlled" have corresponding meanings);

"Assignment of
 Insurance Proceeds"         the agreement entitled Assignment Agreement of even
                             date herewith, among the Co-Borrowers and IFC, whereby each of the Co-Borrowers assigns to IFC all of its right, title and interest in and to all insurance proceeds under insurance policies insuring the IFC Security;

"Auditors"                   the firm that the Co-Borrowers appoint from time
                             to time as its auditors pursuant to Section
                             6.01(d) (AFFIRMATIVE COVENANTS);

"Authority"                  any national, supranational, regional or local
                             government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person, whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank);

"Authorization"              any consent, registration, filing, agreement,
                             notarization, certificate, license, approval, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors' and shareholders' approvals or consents;

"Authorized Representative"  any natural person who is duly authorized by each of the Co-Borrowers to act on each such
                             Co-Borrower's behalf for the purposes specified in, and whose name and a specimen of whose signature appear on, the Certificate of Incumbency and Authority most recently delivered by the Co-Borrowers to IFC;

"Business Day"               a day when banks are open for business in New York,
                             New York or, solely for the purpose of determining the Interest Rate other than pursuant to Section
                             3.03(d)(ii) (INTEREST), London, England ;

"C Loan" the C Loan, made by IFC to the Co-Borrowers pursuant to the C Loan Agreement, in the principal amount of ten million Dollars ($10,000,000);

"C Loan Agreement"           the agreement of even date herewith, among the
                             Co-Borrowers and IFC, setting for the terms and conditions of the C Loan;

"C Loan Disbursement"        the full disbursement of the C Loan;

"Capital Lease Obligation"   of any Person as of the date of determination, the
                             obligations of such Person to pay rent and other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under Accounting Principles;

"Certificate of Incumbency
 and Authority"              the certificate provided to IFC by each of the
                             Co-Borrowers in the form of Schedule 1;

"Charter"                    with respect to each Co-Borrower, its memorandum
                             and articles of association or other constitutive document;

"Country"                    with respect to: PriceSmart, the United States of
                             America; with respect to Caribe, the British Virgin
                             Islands; with respect to PSMT Trinidad, Trinidad and Tobago, or, as the context may require, all of the Countries previously mentioned;

"Derivative Transaction"     any swap agreement, cap agreement, collar
                             agreement, futures contract, forward contract or similar arrangement with respect to interest rates, currencies or commoditY prices;

"Disbursement"               any disbursement of the A Loan;

"Dollars" and "$"            the lawful currency of the United States of
                             America;

"Environmental, Health
 and Safety Guidelines"      the IFC General Health and Safety Guidelines, dated
                             July 1998 and the World Bank General Environmental
                             Guidelines, dated July 1998, a copy of which has been delivered to, and receipt of which has been acknowledged by, the Co-Borrowers by letter dated
                             November 1, 2000 and is incorporated herein by reference;

"Environmental
 and Social Policies"        the IFC Operational Policy on Environmental
                             Assessment (OP 4.01), dated October 1998 and the
                             IFC Policy Statement on Forced Labor and Harmful
                             Child Labor, dated March 1998, copies of which have been delivered to, and receipt of which has been acknowledged by, the Co-Borrowers by letter dated November 1, 2000 and is incorporated herein by reference;

"Escrow Account"             the Dollar-denominated bank account to be opened
                             pursuant to the Escrow Account Agreement;

"Escrow Account
 Agreement"                  the agreement entitled "Escrow Account Agreement"
                             to be entered into among the Co-Borrowers, The Bank of New York and IFC;

"Event of Default"           any one of the events  specified  in Section 7.02
                             (EVENTS OF DEFAULT);

"Financial Plan"             the proposed sources of financing for the Project
                             set out in Section 2.02 (b) (PROJECT COST AND
                             FINANCIAL PLAN);

"Financial Year"             the accounting year of the Co-Borrowers commencing
                             each year on September 1 and ending on the following August 31, or such other period as the Co-Borrowers, with IFC's consent, from time to time designate as their accounting year;

"IFC Security"               the security, with a book value (a) on the date of
                             the disbursement of the C Loan, of no less than one and one-half times the amount of the C Loan and (b) on the date of the first Disbursement, of no less than one and one-half (1.5) times the aggregate amount of the A Loan and the C Loan, created by or pursuant to the Security Documents to secure all amounts owing by the Co-Borrowers to IFC under this Agreement;

"Increased Costs"            the net incremental costs of, or reduction in
                             return to, IFC in connection with the making or maintaining of the A Loan and the C Loan that result from any change in any applicable law or regulation or directive (whether or not having force of law) or in its interpretation or application by any Authority charged with its administration that, after the date of this Agreement, imposes on IFC any condition regarding the making or maintaining of the A Loan and the C
                             Loan;

"Increased Costs
 Certificate"                a certificate provided from time to time by IFC
                             certifying the amount of, and circumstances giving rise to, the Increased Costs;

"Interest Determination
 Date" except as otherwise provided in Section 3.03(d)(ii) (INTEREST), the second Business Day before the beginning of each Interest Period;

"Interest Payment Date"      March 15 or September 15 in any year;

"Interest Period"            each period of six (6) months, in each case
                             beginning on an Interest Payment Date and ending on the day immediately before the next following
                             Interest Payment Date, except in the case of the first period applicable to each Disbursement when it means the period beginning on the date on which that Disbursement is made and ending on the day immediately before the next following Interest
                             Payment Date;

"Interest Rate"              for any Interest Period, the rate at which interest
                             is payable on the A Loan during that Interest
                             Period, determined in accordance with Section 3.03
                             (INTEREST);

"Letter of Information"      the letter of information, dated October 20, 2000,
                             from the Co-Borrowers to IFC providing a detailed description of the Co-Borrowers and their respective Subsidiaries, the Project, the
                             Financial Plan and the organization, status, operations and liabilities of the Co-Borrowers, and containing representations and warranties of all material facts concerning the Project, in form and substance acceptable to IFC;

"LIBOR" the British Bankers' Association ("BBA") interbank offered rates for deposits in the Dollars which appear on the relevant page of the Telerate Service (currently page 3750) or, if not available, on the relevant pages of any other service (such as Reuters Service or Bloomberg Financial Markets Service) that displays such BBA rates; provided that if BBA for any reason ceases (whether permanently or temporarily) to publish interbank offered rates for deposits in the Dollars, "LIBOR" shall mean the rate determined pursuant to Section 3.03(d) (INTEREST);

"Lien" any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or banker's lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy or any preference of one creditor over another arising by operation of law;

"Life and Fire Safety
 Guidelines"                 IFC's Life and Fire Safety Guidelines, a copy of
                             which has been delivered to the Co-Borrowers by fax letter dated January 22, 2001, and is incorporated herein by reference;

"Loans" collectively the A Loan and the C Loan or, as the context requires, the principal amount from time to time outstanding under the A Loan and the C Loan;

"Material Adverse Effect"    a material adverse effect on:

                             (i) the Co-Borrowers, their assets or properties taken as a whole;

                             (ii) the Co-Borrowers' business prospects or financial condition taken as a whole;

                             (iii) the implementation of the Project, the Financial Plan or the carrying on of the Co-Borrowers' business or operations taken as a whole; or

                             (iv) the ability of the Co-Borrowers (taken as a whole) to comply with their obligations under this Agreement or any other Transaction Document;

"Official"                   any officer of a political party or candidate for
                             political office in the Country or any officer or employee (i) of the Government (including any legislative, judicial, executive or administrative department, agency or instrumentality thereof) or
                             (ii) of a public international organization;

"OPIC" the Overseas Private Investment Corporation, a corporation organized pursuant to the Foreign Assistance Act of 1969 of the United States of America;

"OPIC Loan"                  the loan, in the principal amount of ten million
                             Dollars ($10,000,000) to be made by OPIC to one or more of the Co-Borrowers, evidenced by the OPIC
                             Loan Agreement or, as the context requires, its principal amount from time to time outstanding;

"OPIC Loan Agreement"        the loan agreement to be entered into between one
                             or more of the Co-Borrowers and OPIC;

"Person" any natural person, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

"Potential Event of Default" any event or circumstance which would, with notice, lapse of time, the making of a determination or any combination thereof, become an Event of Default;

"PriceSmart
 El Salvador"                PriceSmart El Salvador, S.A. de C.V., a SOCIEDAD
                             ANONIMA organized and existing under the laws of El
                             Salvador;

"PriceSmart
 Guatemala"                  PriceSmart (Guatemala), S.A., a SOCIEDAD ANONIMA
                             organized and existing under the laws of Guatemala;

"PriceSmart
 Pledge Agreements"          the pledge agreements, each of even date herewith
                             and entered into between PriceSmart and IFC, whereby PriceSmart pledges all of the shares it owns in each of PSMT Caribe, PSMT Trinidad and PSMT Barbados, respectively, as security for the Loans;

"Prohibited Payments"        any offer, gift, payment, promise to pay or
                             authorization of the payment of any money or anything of value, directly or indirectly, to or for the use or benefit of any Official (including to or for the use or benefit of any other Person if any of the Co-Borrowers knows, or has reasonable grounds for believing, that the other
                             Person would use such offer, gift, payment, promise or authorization of payment for the benefit of any such Official), for the purpose of influencing any act or decision or omission of any Official in order to obtain, retain or direct business to, or to secure any improper benefit or advantage for, any of the Co-Borrowers, any of their Affiliates or any other Person; provided that any such offer, gift, payment, promise or authorization of payment shall not be considered a Prohibited Payment if, in IFC's reasonable opinion, it (i) is lawful under applicable written laws and regulations or (ii) is made for the purpose of expediting or securing the performance of a routine governmental action (as such term is construed under applicable law);

"Project"                    the project described in Section 2.01 (THE
                             PROJECT);

"Project Financial
 Completion Date"            the last day of the month in which the
                             following requirements have been fully satisfied:

                             (i) in respect of the most recently completed four consecutive financial quarters after December 31, 2005, the Consolidated Total Debt to Equity Ratio is not in excess of 50:50, the Consolidated Current Ratio is not less than 1.2 and the Consolidated Long-term Debt Service Coverage Ratio is not less than 1.3.

                             (ii) all Authorizations required for the normal operation of the Project and the performance by the Co-Borrowers of their respective obligations under the Transaction Documents have been obtained and remain in full force and effect;

                             (iii) no Event of Default or Potential Event of Default has occurred and is continuing;

                             (iv) the Co-Borrowers have delivered to IFC a notice, together with supporting data, signed by an Authorized Representative and verified by a party acceptable to IFC, certifying that the requirements set out in paragraphs (i) through (vi) above have been fulfilled; and

                             (v) IFC has notified the Co-Borrowers that the Co-Borrower's notice is acceptable to IFC;

"PSMT Aruba"                 Islands Foods and Distributors N.V., a corporation
                             organized and existing under the laws of Aruba;

"PSMT Barbados"              PSMT (Barbados) Inc., a company organized and
                             existing under the laws of Barbados;

"PSMT Caribe Pledge
 Agreements"                 the pledge agreements, each of even date herewith
                             and entered into between PSMT Caribe and IFC, whereby PSMT Caribe pledges all of the shares it owns in PSMT Honduras, PriceSmart El Salvador, PSMT
                             Costa Rica, and PSMT Dominicana, respectively, as security for the Loans;

"PSMT Costa Rica"            Prismar de Costa Rica, S.A., a SOCIEDAD ANONIMA
                             organized and existing under the laws of Costa
                             Rica;

"PSMT Dominicana"            PriceSmart Dominicana, S.A., a SOCIEDAD ANONIMA
                             organized and existing under the laws of the Dominican Republic;

"PSMT Honduras"              PriceSmart Honduras, S.A., a SOCIEDAD ANONIMA
                             organized and existing under the laws of Honduras;

"PSMT Panama"                PriceCostco de Panama, S.A., a SOCIEDAD ANONIMA
                             organized and existing under the laws of Panama;

"PSMT Philippines"           PSMT Philippines, Inc., a corporation organized and
                             existing under the laws of the Republic of the Philippines;

"Security Documents"         the documents, each acceptable to IFC, providing
                             for the IFC Security consisting of:

                             (i) a first ranking mortgage over the immovable assets and equipment of the Co-Borrowers listed in Annex C;

                             (ii) a first ranking pledge over the movable assets of the Co-Borrowers listed in Annex C;

                             (iii) a first ranking security interest over the Escrow Account;

                             (iv)   the Assignment of Insurance Proceeds;

                             (v)    the PriceSmart Pledge Agreements; and

                             (vi)   the PSMT Caribe Pledge Agreements;

"Share Retention
 Agreement"                  the agreement entitled "Share Retention Agreement"
                             dated the date of this Agreement among PriceSmart, PSMT Caribe, PSMT Trinidad, PSMT Barbados, PSMT
                             Philippines, PSMT Aruba, PriceSmart Guatemala, PSMT
                             Honduras, PriceSmart El Salvador, PSMT Costa Rica,
                             PSMT Dominicana, PSMT Panama and IFC;

"Spread"                     four per cent (4%) per annum;

"Subsidiary"                 with respect to any Person, any entity:

                             (i) over 50% of whose capital is owned, directly or indirectly, by that Person;

                             (ii)   for which that Person may nominate or
                                    appoint a majority of the members of the board of directors or such other body performing similar functions; or

                             (iii) which is otherwise effectively controlled by that Person;

"Taxes" any present or future taxes, withholding obligations, duties and other charges of whatever nature levied by any Authority;

"Transaction Documents"      (i)    this Agreement;

                             (ii)   Escrow Account Agreement;

                             (iii)  the Security Documents;

                             (iv)   the Share Retention Agreement; and

                             (v)    the C Loan Agreement;

"World Bank"                 the International Bank for Reconstruction and
                             Development, an international organization established by Articles of Agreement among its member countries.

        Section 1.02. FINANCIAL DEFINITIONS. (a) Wherever used in this Agreement, unless the context otherwise requires, the following terms have the meanings opposite them:

"Back-to-Back Loans"         loans or other advances to any Co-Borrower or its
                             Subsidiaries that are collateralized by cash or cash-equivalent deposits of any Co-Borrower or Subsidiary of a Co-Borrower;

"Cash Generation"            for any period, the aggregate of:

                             (i) Consolidated Net Income after deduction of taxes, workers and employees' participation in profits, and provisions for losses during the relevant period; plus

                             (ii)   depreciation and amortization for the
                                    relevant period; plus/minus

                             (iii)  net working capital applications; minus

                             (iv) any foreign exchange gain or loss or any other non-cash items included in such net income after tax; plus

                             (v) any deferred taxes or other non-cash changes or provisions charged against Net Income; plus

                             (vi) to the extent that the PriceSmart charges all pre-opening expenses in the year such expenses are incurred, expenses related to the pre-opening of particular deep-discount membership warehouses, owned and operated by a Co-Borrower;

"Consolidated" or
"Consolidated Basis"         (with respect to any financial statements to be
                             provided, or any financial calculation to be made, under or for the purposes of this Agreement and any other Transaction Document) the method referred to in Section 1.03(d) (FINANCIAL CALCULATIONS); and the entities whose accounts are to be consolidated with the accounts of PriceSmart include all of its Subsidiaries;

"Current Assets"             as of the relevant date of calculation,
                             Consolidated cash, marketable securities, trade and other receivables realizable within one year, inventories and prepaid expenses which are to be charged to income within one year, but excluding funds from any disbursement of the Loans and other
                             Project loans temporarily on hand pending application to the Project;

"Current Liabilities"        as of the relevant date of calculation,
                             Consolidated liabilities falling due on demand or within one year (including the portion of Long-term Debt falling due within one year), but excluding liabilities for the Project to the extent they are to be paid off with the proceeds of the Loans and any other Project loans that were excluded from the calculation of Current Assets;

"Current Ratio"              the result obtained by dividing Current Assets by
                             Current Liabilities;

"Indebtedness for
 Borrowed Money "            all obligations (excluding Back-to-Back Loans) of
                             the Co-Borrowers to repay money (other than that constituting trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices, operating lease obligations and other items commonly considered current payables under Accounting
                             Principles) including, without limitation, with respect to:

                             (i)    borrowed money;

                             (ii) the outstanding principal amount of any bonds, debentures, notes, loan stock, commercial paper, acceptance credits, bills or promissory notes drawn, accepted, endorsed or issued by the Co-Borrowers;

                             (iii) any credit to a Co-Borrower from a supplier of goods or services under any installment purchase or other similar arrangement with respect to goods or services (except trade accounts that are payable in the ordinary course of business and included in Current Liabilities);

                             (iv)   non-contingent obligations of the
                                    Co-Borrowers to reimburse any other
                                    Person with respect to amounts paid by that\
                                    Person under a letter of credit or similar instrument

                                    (excluding any letter of credit or similar instrument issued for the benefit of the Co-Borrowers with respect to trade accounts that are payable in the ordinary course of business and included in Current Liabilities);

                             (v) amounts raised under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing (and not as an off-balance sheet financing) under the Accounting Principles including, without limitation, under leases or similar arrangements entered into primarily as a means of financing the acquisition of the asset leased;

                             (vi) the amount of the Co-Borrowers' obligations pursuant to Derivative Transactions which consist of swap, collar and cap agreements entered into in connection with other Total Debt of the Co-Borrowers, provided that for the avoidance of double counting and for so long as any such swap, collar or cap agreement is in effect, that Total Debt will be included in Indebtedness for Borrowed Money pursuant to the terms of the relevant Derivative Transaction and not the terms of the agreement providing for that Total Debt when it was incurred; and

                             (vii)  any premium payable on a mandatory
                                    redemption or replacement of any of the
                                    foregoing obligations;

"Interest Expense"           as of the relevant date of calculation, all
                             interest (excluding interest on Back-to-Back
                             Loans) and charges paid or payable by the Co-Borrowers, on the aggregate Indebtedness for Borrowed Money during the period immediately preceding the date of calculation;

"Long-term Debt"             that part of the Consolidated Indebtedness
                             for Borrowed Money (excluding Back-to-Back Loans) the final maturity of which, by its terms or the terms of any agreement relating to it, falls due more than one year after the date of its incurrence;

"Long-term Debt Service
 Coverage Ratio"             the ratio obtained by dividing:

                             (i) the sum of the Cash Generation for the Financial Year preceding the date of calculation;

                                    by

                             (ii)   the Long-term Debt Service Payments
                                    (principal and interest) due for payment of the Financial Year having the highest scheduled total annual Consolidated Long-term Debt principal payments by the Co-Borrowers during the life of the A Loan;

"Long-term Debt
 Service Payments"           as of the relevant date for calculation, for the
                             Co-Borrowers, the aggregate of:

                             (i) the amount of the payments of principal of all Long-term Debt (in accordance with the respective terms thereof) during the period for which the calculation is being made (excluding the C Loan bullet principal payment); and

                             (ii)   the Interest Expense for such period;

"Long-term Debt
 to Equity Ratio"            the result obtained by dividing Long-term Debt by
                             Shareholders' Equity plus Long-term Debt;

"Net Fixed Assets"           the aggregate amount of assets which at any time
                             would be reflected as Net Fixed Asssets of the Co-Borrowers (taken as a whole) on a Consolidated balance sheet of the Co-Borrowers prepared in accordance with Accounting Principles;

"Net Income"                 as of the relevant date for calculation, the
                             difference between revenues generated through the sale of goods delivered and services rendered, and the costs incurred in the process of production and delivery of those goods and services, during any Financial Year. (At IFC's sole discretion, extraordinary items, like goodwill and others, will be excluded from the above calculation, and reasonable expense provisioning for doubtful collection of receivables and inventory obsolescence will be included in the above calculation.);

"Non-Cash Items"             for any period, the net aggregate amount (which
                             may be a positive or negative number) of all non-cash expenses and non-cash credits which have been subtracted or, as the case may be, added in calculating net income during that period, including, without limitation, depreciation, amortization, deferred taxes, provisions for severance pay of staff and workers, and credits resulting from revaluation of the assets' book value;

"Shareholders' Equity"       the aggregate (as of the relevant date of
                             calculation) of:

                             (i) the amount paid up or credited as paid up on the Consolidated share capital of all of the Co-Borrowers; and

                             (ii) the amount standing to the credit of the reserves of all of the Co-Borrowers (including, without limitation, any share premium account, capital redemption reserve funds and any credit balance on the accumulated profit and loss account);

                             after deducting from that aggregate (A) any debit balance on the profit and loss account or impairment of the issued share capital of all of the Co-Borrowers (except to the extent that deduction with respect to that debit balance or impairment has already been made), (B) amounts set aside for dividends or taxation (including deferred taxation), and (C) amounts attributable to capitalized items such as goodwill, trademarks, deferred charges, licenses, patents and other intangible assets;

"Short-term Debt"            all Consolidated Indebtedness for Borrowed Money
                             (as of the relevant date of calculation) other than Consolidated Long-term Debt;

"Total Debt"                 the aggregate of all obligations (whether actual
                             or contingent, but excluding Back-to-Back Loans) of the Co-Borrowers to pay or repay money (other than that constituting trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices, operating lease obligations and other items commonly considered current payables under Accounting
                             Principles) including, without limitation:

                             (i)    all Indebtedness for Borrowed Money;

                             (ii) the aggregate amount then outstanding of all liabilities of any party to the extent any of the Co-Borrowers guarantees them or otherwise directly or indirectly obligates itself to pay them;

                             (iii) all liabilities of the Co-Borrowers (actual or contingent) under any conditional sale or a transfer with recourse or obligation to repurchase, including, without limitation, by way of discount or factoring of book debts or receivables;

                             (iv) all liabilities of the Co-Borrowers (actual or contingent) under their respective Charters, any resolution of their respective shareholders, or any agreement or other document binding on any Co-Borrower to redeem any of its shares; and

                             (v)    all Capital Lease Obligations of the
                                    Co-Borrowers; and

"Total Debt to
 Equity Ratio"                      means the result obtained by dividing Total
                                    Debt by Shareholders' Equity plus Total
                                    Debt.

         Section 1.03. FINANCIAL CALCULATIONS. (a) All financial calculations to be made under, or for the purposes of, this Agreement and any other Transaction Document shall be determined in accordance with the Accounting Principles and, except as otherwise required to conform to any provision of this Agreement, shall be calculated from the then most recently issued quarterly financial statements which the Co-Borrowers are obligated to furnish to IFC under Section 6.03(a) (REPORTING REQUIREMENTS).

        (b) Where quarterly financial statements are used for the purpose of making certain financial calculations and those statements are with respect to the last quarter of a Financial Year then, at IFC's option, those calculations may instead be made from the audited financial statements for the relevant Financial Year.

        (c) If any material adverse change in the financial condition of any of the Co-Borrowers has occurred after the end of the period covered by the financial statements used to make the relevant financial calculations, that material adverse change shall also be taken into account in calculating the relevant figures.

        (d) If a financial calculation is to be made under or for the purposes of this Agreement or any other Transaction Document on a Consolidated Basis, that calculation shall be made by reference to the sum of all amounts of similar nature reported in the relevant financial statements of each of the entities whose accounts are to be consolidated with the accounts of the Co-Borrowers plus or minus the consolidation adjustments customarily applied to avoid double counting of transactions among any of those entities, including the Co-Borrowers.

         Section 1.04. INTERPRETATION. In this Agreement, unless the context otherwise requires:

        (a) headings are for convenience only and do not affect the interpretation of this Agreement;

        (b)  words importing the singular include the plural and vice versa;

        (c) a reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;

        (d) a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement; and

        (e) a reference to a party to any document includes that party's successors and permitted assigns.

        Section 1.05. BUSINESS DAY ADJUSTMENT. When the day on or by which a payment is due to be made is not a Business Day, that payment shall be made on or by the next succeeding Business Day unless, in the case of payments of principal or interest, that next succeeding Business Day falls in a different calendar month, in which case that payment shall be made on the immediately preceding Business Day. Interest, fees and charges (if any) shall continue to accrue for the period from the due date that is not a Business Day to that next succeeding Business Day.

                                   ARTICLE II

                  THE PROJECT, PROJECT COST AND FINANCIAL PLAN

        Section 2.01. THE PROJECT. The project to be financed consists of the construction, equipping and placing into operation and the provision of working capital for thirteen (13) deep discount membership-shopping warehouses to be located in Central America and the Caribbean, as further described in the Letter of Information provided by the Co-Borrowers to IFC.

         Section 2.02. PROJECT COST AND FINANCIAL PLAN.* (a) The total estimated cost of the Project, including an increase of not less than the equivalent of $13,200,000 for working capital, is the equivalent of $127,000,000, as follows:

                                                                  US$
                               PROJECT COST                     MILLIONS       %
              ------------------------------------------------ ----------- ----------
                                                                 (or
                                                               equivalent)
              Land                                                  24.5      19.3
              Construction                                          49.2      38.7
              Furniture, fixtures & equipment                       29.7      23.3
              Pre-opening                                           10.5       8.3
              Working capital                                       13.2      10.4
                                                                    ----      ----
              TOTAL PROJECT COST                                   127.0     100.0
              ------------------------------------------------ ----------- ----------

        (b)  The proposed sources of financing for the Project are as follows:

                                                      US$
              Financial Plan                        Million         %
              ----------------------------------- ------------- -----------
                                                    (or
                                                  equivalent)
              LONG TERM LOANS

                 IFC A Loan                           $22.0        17.2%
                 IFC C Loan                            10.0         7.9%
                 OPIC Loan                             10.0         7.9%
                 Other Long-term Debt (existing)       21.5        17.0%

              EQUITY

                 Sponsor's Equity                      63.6        50.0%

              TOTAL FINANCING                        $127.1       100.0%
              ----------------------------------- ------------- -----------

                                   ARTICLE III

                                   THE A LOAN

        Section 3.01. A LOAN. Subject to the provisions of this Agreement, IFC agrees to lend, and the Co-Borrowers agree to borrow jointly and severally, the A Loan being twenty-two million Dollars ($22,000,000).

        Section 3.02. DISBURSEMENT PROCEDURE. (a) The Co-Borrowers may request Disbursements by delivering to IFC, at least ten (10) Business Days prior to the proposed date of Disbursement, a Disbursement request substantially in the form of Schedule 2 and a receipt substantially in the form of Schedule 3.

        (b) Each Disbursement shall be made by IFC at a bank in New York, New York for further credit to the Co-Borrowers' respective accounts at a bank in the respective Countries, or any other place acceptable to IFC, all as specified by the Co-Borrowers in the relevant Disbursement request; provided, however, that the first disbursement shall be made, in whole or in part, by IFC to the credit of the Co-Borrowers' existing creditors, as the Co-Borrowers shall specify on the Disbursement request.

        (c) Each Disbursement (other than the last one) shall be made in an amount of not less than three million Dollars ($3,000,000).

        (d) Notwithstanding any provision in this Agreement, each of PSMT Caribe and PSMT Trinidad irrevocably appoints and designates PriceSmart as its agent for the purpose of receiving any notice or request and further authorizes PriceSmart to make the request provided in Section 3.02(b) or any other request permitted to be made by the Co-Borrowers under this Agreement, to receive all disbursements to be made hereunder, to sign the receipts provided for in Section 3.02(b), and to take any other action required or permitted to be taken on its behalf under this Agreement.

         Section 3.03. INTEREST. Subject to the provisions of Section 3.05 (DEFAULT RATE INTEREST), the Co-Borrowers shall pay interest on the A Loan in accordance with this Section 3.03:

        (a) During each Interest Period, the A Loan (or, with respect to the first Interest Period for each Disbursement, the amount of that Disbursement) shall bear interest at the applicable Interest Rate for that Interest Period.

        (b) Interest on the A Loan shall accrue from day to day, be prorated on the basis of a 360-day year for the actual number of days in the relevant Interest Period and be payable in arrears on the Interest Payment Date immediately following the end of that Interest Period; provided that with respect to any Disbursement made less than fifteen (15) days before an Interest Payment Date, interest on that Disbursement shall be payable commencing on the second Interest Payment Date following the date of that Disbursement.

        (c) The Interest Rate for any Interest Period shall be the rate which is the sum of:

               (i)    the Spread; and

               (ii) LIBOR on the Interest Determination Date for that Interest Period for six (6) months (or, in the case of the first Interest Period for any Disbursement, for one (1) month, two (2) months, three (3) months or six (6) months, whichever period is closest to the duration of the relevant Interest Period (or, if two periods are equally close, the longer one)) rounded upward to the nearest three decimal places.

        (d) If, for any Interest Period IFC cannot determine LIBOR by reference to the Telerate Service or any other service that displays BBA rates, IFC shall notify the Co-Borrowers and shall instead determine LIBOR:

               (i) on the second Business Day before the beginning of the relevant Interest Period by calculating the artimetic mean (rounded upward to the nearest three decimal places) of the offered rates advised to IFC on or around 11:00 a.m., London time, for deposits in Dollars and otherwise in accordance with Section 3.03(c)(ii), by any four (4) major banks active in Dollars in the London interbank market, selected by IFC; provided that if less than four quotations are received, IFC may rely on the quotations so received if not less than two (2); or

               (ii) if less than two (2) quotations are received from the banks in London in accordance with subsection (i) above, on the first day of the relevant Interest Period, by calculating the arithmetic mean (rounded upward to the nearest three decimal places) of the offered rates advised to IFC on or around 11:00 a.m. New York time, for loans in Dollars and otherwise in accordance with Section 3.03(c)(ii), by a major bank or banks in New York, New York, selected by IFC.

        (e) On each Interest Determination Date for any Interest Period, IFC shall determine the Interest Rate applicable to that Interest Period and promptly notify the Co-Borrowers of that rate.

        (f) The determination by IFC, from time to time, of the Interest Rate shall be final and conclusive and bind the Co-Borrowers (unless the Co-Borrowers show to IFC's satisfaction that the determination involves manifest error).

        Section 3.04. DEFAULT RATE INTEREST. (a) Without limiting the remedies available to IFC under this Agreement or otherwise (and to the maximum extent permitted by applicable law), if the Co-Borrowers fail to make any payment of principal or interest (including interest payable pursuant to this Section) or any other payment provided for in Section 3.07 (FEES) when due as specified in this Agreement (whether at stated maturity or upon acceleration), the Co-Borrowers shall pay interest on the amount of that payment due and unpaid at the rate which shall be the sum of two per cent (2%) per annum and the Interest Rate in effect from time to time;

        (b) Interest at the rate referred to in Section 3.04(a) shall accrue from the date on which payment of the relevant overdue amount became due until the date of actual payment of that amount (as well after as before judgment), and shall be payable on demand or, if not demanded, on each Interest Payment Date falling after any such overdue amount became due.

         Section 3.05. REPAYMENT. (a) The Co-Borrowers shall repay the A Loan on the following dates and in the following amounts:

               DATE PAYMENT DUE             PRINCIPAL AMOUNT DUE
               March 15, 2003                    $ 1,375,000
               September 15, 2003                  1,375,000
               March 15, 2004                      1,375,000
               September 15, 2004                  1,375,000
               March 15, 2005                      1,375,000
               September 15, 2005                  1,375,000
               March 15, 2006                      1,375,000
               September 15, 2006                  1,375,000
               March 15, 2007                      1,375,000
               September 15, 2007                  1,375,000
               March 15, 2008                      1,375,000
               September 15, 2008                  1,375,000
               March 15, 2009                      1,375,000
               September 15, 2009                  1,375,000
               March 15, 2010                      1,375,000
               September 15, 2010                  1,375,000
                                                 -----------
                                                 $22,000,000
                                                 ===========

        (b) The dates for repayment of principal of the A Loan are intended to coincide with the Interest Payment Dates.

        (c) Upon each Disbursement, the amount disbursed shall be allocated for repayment on each of the respective dates for repayment of principal set out in the table in Section 3.05(a) in amounts which are PRO RATA to the amounts of the respective installments shown opposite those dates in that table (with IFC adjusting those allocations as necessary so as to achieve whole numbers in each case).

        Section 3.06.  PREPAYMENT.  Subject to Section 6.04(c),

        (a) the Co-Borrowers may prepay on any Interest Payment Date all or any part of the A Loan, on not less than forty-five (45) days' prior notice to IFC, but only if:

               (i) the Co-Borrowers simultaneously pay all accrued interest and Increased Costs (if any) on the amount of the A Loan to be prepaid, together with the prepayment premium specified in Section 3.06(b) and all other amounts then due and payable under this Agreement, including the amount payable under Section 3.11 (UNWINDING COSTS), if the prepayment is not made on an Interest Payment Date;

               (ii) the Co-Borrowers simultaneously prepay a PRO RATA portion of the OPIC Loan;

               (iii) for a partial prepayment, that prepayment is in an amount not less than three million Dollars ($3,000,000); and

               (iv) if requested by IFC, the Co-Borrowers deliver to IFC, prior to the date of prepayment, evidence satisfactory to IFC that all necessary Authorizations with respect to the prepayment have been obtained.

        (b)  On the date of any prepayment of the A Loan in accordance with
Section 3.06 (a), the Co-Borrowers shall pay a prepayment premium consisting of an amount in Dollars equal to: at the Co-Borrowers' option, either: (i) one and one-half per cent (1 1/2%) of the prepaid amount times the number of years from the prepayment date to the scheduled final maturity date of the A Loan; or (ii) IFC's redeployment cost pursuant to Section 3.11.

        The determination by IFC of the prepayment premium shall be final and conclusive and bind the Co-Borrowers (unless the Co-Borrowers show, to the satisfaction of IFC, that such determination involved manifest error).

        (c) Amounts of principal prepaid under this Section shall be applied by IFC to all the respective outstanding installments of principal of the A Loan on a PRO-RATA basis.

        (d) Upon delivery of a notice in accordance with Section 3.06(a), the Co-Borrowers shall make the prepayment in accordance with the terms of that notice.

        (e) Any principal amount of the A Loan prepaid under this Agreement may not be re-borrowed.

        Section 3.07. FEES. (a) The Co-Borrowers shall pay to IFC a commitment fee at the rate of one-half of one per cent (1/2%) per annum on that part of the A Loan which from time to time has not been disbursed or cancelled. The commitment fee shall:

               (i)    begin to accrue on the date of this Agreement;

               (ii) be PRO RATED on the basis of a 360-day year for the actual number of days elapsed; and

               (iii) be payable semi-annually, in arrears, on the Interest Payment Dates in each year, the first such payment to be due on March 15, 2001.

        (b) The Co-Borrowers shall also pay to IFC a front-end fee of two hundred twenty thousand Dollars ($220,000), to be paid upon the earlier of (x) the date which is thirty (30) days after the date of this Agreement and (y) the date immediately preceding the date of the first Disbursement.

        Section 3.08. CURRENCY AND PLACE OF PAYMENTS. (a) The Co-Borrowers shall make all payments of principal, interest, fees, and any other amount due to IFC under this Agreement in Dollars, in same day funds, to Citibank, N.A., 111 Wall Street, New York, New York, U.S.A., ABA#021000089, for credit to IFC's account number 36085579, or at such other bank or account in New York as IFC from time to time designates. Payments must be received in IFC's designated account no later than 1:00 p.m. New York time.

        (b) The tender or payment of any amount payable under this Agreement (whether or not by recovery under a judgment) in any currency other than Dollars shall not novate, discharge or satisfy the obligation of the Co-Borrowers to pay in Dollars all amounts payable under this Agreement except to the extent that (and as of the date when) IFC actually receives funds in Dollars in the account specified in, or pursuant to, Section 3.08(a).

        (c) The Co-Borrowers shall indemnify IFC against any losses resulting from a payment being received or an order or judgment being given under this Agreement in any currency other than Dollars or any place other than the account specified in, or pursuant to, Section 3.08(a). The Co-Borrowers shall, as a separate obligation, pay such additional amount as is necessary to enable IFC to receive, after conversion to Dollars at a market rate and transfer to that account, the full amount due to IFC under this Agreement in Dollars and in the account specified in, or pursuant to, Section 3.08(a).

        (d) Notwithstanding the provisions of Section 3.08(a) and Section 3.08(b), IFC may require the Co-Borrowers to pay (or reimburse IFC) for any Taxes, fees, costs, expenses and other amounts payable under Section 3.14(a) (TAXES) and Section 3.15 (EXPENSES) in the currency in which they are payable, if other than Dollars.

        Section 3.09. ALLOCATION OF PARTIAL PAYMENTS. If at any time IFC receives less than the full amount then due and payable to it under this Agreement, IFC may allocate and apply the amount received in any way or manner and for such purpose or purposes under this Agreement as IFC in its sole discretion determines, notwithstanding any instruction that the Co-Borrowers may give to the contrary.

        Section 3.10. INCREASED COSTS. On each Interest Payment Date, the Co-Borrowers shall pay, in addition to interest, the amount which IFC from time to time notifies the Co-Borrowers in an Increased Costs Certificate as being the aggregate Increased Costs of IFC accrued and unpaid prior to that Interest Payment Date.

        Section 3.11. UNWINDING COSTS. (a) If IFC incurs any cost, expense or loss as a result of the Co-Borrowers:

               (i) failing to borrow in accordance with a request for Disbursement made pursuant to Section 3.02 (DISBURSEMENT PROCEDURE), or to prepay in accordance with a notice of prepayment; or

               (ii) prepaying all or any portion of the A Loan on a date other than an Interest Payment Date;

then the Co-Borrowers shall immediately pay to IFC the amount which IFC from time to time notifies to the Co-Borrowers as being the amount of those costs, expenses and losses incurred.

        (b) For the purposes of this Section, "costs, expenses or losses" include any premium, penalty or expense incurred to liquidate or obtain third party deposits or borrowings in order to make, maintain or fund all or any part of the A Loan.

        Section 3.12. SUSPENSION OR CANCELLATION BY IFC. (a) IFC may, by notice to the Co-Borrowers, suspend the right of the Co-Borrowers to Disbursements or cancel the undisbursed portion of the A Loan in whole or in part:

               (i) if the first Disbursement has not been made by July 25, 2001, or such other date as the parties agree;

               (ii) if any Event of Default has occurred and is continuing or if the Event of Default specified in Section 7.02(f) (EVENTS OF DEFAULT) is, in the reasonable opinion of IFC, imminent;

               (iii) if any event or condition has occurred which has or can reasonably be expected to have a Material Adverse Effect; or

               (v)    on or after January 26, 2003.

        (b) Upon the giving of any such notice, the right of the Co-Borrowers to any further Disbursement shall be suspended or cancelled, as the case may be. The exercise by IFC of its right of suspension shall not preclude IFC from exercising its right of cancellation, either for the same or any other reason specified in Section 3.12(a). Upon any cancellation the Co-Borrowers shall, subject to paragraph (d) of this Section 3.12, pay to IFC all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to the date of that cancellation. A suspension shall not limit any other provision of this Agreement.

        (c) Any portion of the A Loan that is cancelled under this Section 3.12 may not be reborrowed.

        (d) In the case of a partial cancellation of the A Loan pursuant to paragraph (a) of this Section 3.12, or Section 3.13(a) below, interest on the amount then outstanding of the A Loan remains payable as provided in Section
3.03 (INTEREST).

        Section 3.13. CANCELLATION BY THE CO-BORROWERS. (a) The Co-Borrowers may, by notice to IFC, irrevocably request IFC to cancel the undisbursed portion of the A Loan on the date specified in that notice (which shall be a date not earlier than thirty (30) days after the date of that notice).

        (b) IFC shall, by notice to the Co-Borrowers, cancel the undisbursed portion of the A Loan effective as of that specified date if, subject to Section 3.12(d) above:

               (i) IFC has received all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to such specified date; and

               (ii) if any amount of the A Loan is then outstanding, IFC is reasonably satisfied that the Co-Borrowers have sufficient long-term funding available, on terms satisfactory to IFC, to cause the Project Financial Completion Date to occur as scheduled.

        (c) Any portion of the A Loan that is cancelled under this Section 3.13 may not be reborrowed.

        Section 3.14. TAXES. (a) The Co-Borrowers shall pay or cause to be paid all Taxes other than taxes, if any, payable on the overall income of IFC on or in connection with the payment of any and all amounts due under this Agreement that are now or in the future levied or imposed by any Authority of the Country or by any organization of which the Country is a member or any jurisdiction through or out of which a payment is made.

        (b) All payments of principal, interest, fees and other amounts due under this Agreement shall be made without deduction for or on account of any Taxes.

        (c) If the Co-Borrowers are prevented by operation of law or otherwise from making or causing to be made those payments without deduction, the principal or (as the case may be) interest, fees or other amounts due under this Agreement shall be increased to such amount as may be necessary so that IFC receives the full amount it would have received (taking into account any Taxes payable on amounts payable by the Co-Borrowers under this subsection) had those payments been made without that deduction.

        (d) If Section 3.14 (c) applies and IFC so requests, the Co-Borrowers shall deliver to IFC official tax receipts evidencing payment (or certified copies of them) within thirty (30) days of the date of that request.

        Section 3.15. EXPENSES. (a) The Co-Borrowers shall pay or, as the case may be, reimburse IFC or its assignees any amount paid by them on account of, all taxes (including stamp taxes), duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of the Transaction Documents and any other documents related to this Agreement or any other Transaction Document.

        (b)    The Co-Borrowers shall pay to IFC or as IFC may direct:

               (i) the reasonable fees and expenses of IFC's technical consultants incurred in connection with the investment by IFC provided for under this Agreement;

               (ii) the fees and expenses of IFC's counsel in each of the Countries incurred in connection with:

                        (A) the preparation of the investment by IFC provided for under this Agreement and any other Transaction Document;

                        (B) the preparation and/or review, execution and, where appropriate, translation and registration of the Transaction Documents and any other documents related to them;

                        (C) the giving of any legal opinions required by IFC under this Agreement and any other Transaction Document;

                        (D) the administration by IFC of the investment provided for in this Agreement or otherwise in connection with any amendment, supplement or modification to, or waiver under, any of the Transaction Documents;

                        (E) the registration (where appropriate) and the delivery of the evidences of indebtedness relating to the A Loan and its disbursement; and

                        (F) the occurrence of any Event of Default or Potential Event of Default;

               (iii) in each calendar year thereafter upon receipt of a statement from IFC, the amount of twenty-five thousand Dollars ($25,000) on account of IFC's expenses in carrying out its annual supervision review of the Co-Borrowers and the Project; and

               (iv) the costs and expenses incurred by IFC in relation to efforts to enforce or protect its rights under any Transaction Document, or the exercise of its rights or powers consequent upon or arising out of the occurrence of any Event of Default or Potential Event of Default, including legal and other professional consultants' fees on a full indemnity basis.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

        Section 4.01. REPRESENTATIONS AND WARRANTIES. Each Co-Borrower represents and warrants that:

        (a) it is a company duly incorporated and validly existing under the laws of its Country and has the corporate power - and has obtained all required Authorizations - to own its assets, conduct its business as presently conducted and to enter into, and comply with its obligations under, the Transaction Documents to which it is a party or will, in the case of any Transaction Document not executed as at the date of this Agreement, when that Transaction Document is executed, have the corporate power to enter into, and comply with its obligations under, that Transaction Document;

        (b) each Transaction Document to which it is a party has been, or will be, duly authorized and executed by it and constitutes, or will, when executed constitute, a valid and legally binding obligation of such Co-Borrower, enforceable in accordance with its terms;

        (c) neither the making of any Transaction Document to which it is a party nor (when all the Authorizations referred to in Section 5.01(e) (CONDITIONS OF Disbursement) have been obtained) the compliance with its terms will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under, any indenture, mortgage, material agreement or other material instrument or arrangement to which it is a party or by which it is bound, or violate any of the terms or provisions of its Charter or any Authorization, judgment, decree or order or any statute, rule or regulation applicable to such Co-Borrower;

        (d)  to the best of its knowledge after due inquiry:

               (i) the Authorizations specified in Annex A are all the Authorizations (other than Authorizations that are of a routine nature and are obtained in the ordinary course of business) needed by such Co-Borrower to conduct its business, carry out the Project and execute, and comply with its obligations under, this Agreement and each of the other Transaction Documents to which it is a party;

               (ii) all Authorizations specified in Section (1) of Annex A have been obtained and are in full force and effect; and

               (iii) the Co-Borrowers have applied (or are making arrangements to apply) for all Authorizations specified in Section (2) of Annex A, and have no reason to believe that they will not obtain those Authorizations in a timely manner;

        (e) none of the Co-Borrowers' Charters have been amended since August 29, 1997 with respect to PriceSmart, October 21, 1999 with respect to PSMT Trinidad, and October 22, 1998 with respect to PSMT Caribe;

        (f) none of the Co-Borrowers nor any of their properties enjoys any right of immunity from set-off, suit or execution with respect to its assets or its obligations under any Transaction Document;

        (g)    Since June 30, 2000, none of the Co-Borrowers:

                (i) has suffered any change that has a Material Adverse Effect or incurred any substantial loss or liability;

                (ii) has undertaken or agreed to undertake any substantial obligation outside of the ordinary course of business;

        (h) the Consolidated financial statements of the Co-Borrowers for the period ending on June 30, 2000:

               (i) have been prepared in accordance with the Accounting Principles, and present fairly the financial condition of the Co-Borrowers as of the date as of which they were prepared and the results of the Co-Borrowers' operations during the period then ended;

               (ii) disclose all liabilities (contingent or otherwise) of the Co-Borrowers required by US-GAAP, and the reserves, if any, for such liabilities and all unrealized or anticipated liabilities and losses arising from commitments entered into by the Co-Borrowers required by US-GAAP (whether or not such commitments have been disclosed in such financial statements);

        (i) none of the Co-Borrowers is a party to, or committed to enter into, any contract which would or might reasonably affect the judgment of a prospective Long-term Debt investor;

        (j) none of the Co-Borrowers has an outstanding Lien on any of its assets other than Liens arising by operation of law, and no contracts or arrangements, conditional or unconditional, exist for the creation by any of the Co-Borrowers of any Lien, except for the IFC Security and the liens set forth in Annex D;

        (k) all tax returns and reports of the Co-Borrowers required by law to be filed have been duly filed and all Taxes, obligations, fees and other governmental charges upon the Co-Borrowers, or their respective properties, or their respective income or assets, which are due and payable or to be withheld, have been paid or withheld, other than those presently payable without penalty or interest;

        (l) none of the Co-Borrowers is engaged in or, to the best of their knowledge after due inquiry, threatened by, any litigation, arbitration or administrative proceedings, the outcome of which could reasonably be expected to have a Material Adverse Effect;

        (m) to the best of their knowledge and belief after due inquiry, none of the Co-Borrowers is in violation of any material statute or regulation of any Authority;

        (n) no judgment or order has been issued which has or may reasonably be expected to have a Material Adverse Effect;

        (o) to the best of its knowledge and belief, after due inquiry, the Co-Borrowers are not in violation of any of the Environmental, Health and Safety Guidelines or of the Environmental and Social Policies;

        (p) none of the Co-Borrowers has received nor is aware of any complaint, order, directive, claim, citation or notice from any Authority with respect to any matter of any Co-Borrower's compliance with the relevant environmental, health and safety laws and regulations in effect in any Country such as, without limitation, air emissions, discharges to surface water or ground water, noise emissions, solid or liquid waste disposal, or the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes;

        (q) none of the Co-Borrowers, nor any of their Affiliates, nor any Person acting on its or their behalf, has made, with respect to the Project or any transaction contemplated by this Agreement, any Prohibited Payment; and

        (r) none of the representations and warranties in this Section 4.01 omits any matter the omission of which makes any of such representations and warranties misleading in any material respect.

        Section 4.02. IFC RELIANCE. Each of the Co-Borrowers acknowledges that it makes the representations and warranties in Section 4.01 (REPRESENTATIONS AND WARRANTIES) with the intention of inducing IFC to enter into this Agreement and that IFC enters into this Agreement on the basis of, and in full reliance on, each of such representations and warranties.

                                    ARTICLE V

                           CONDITIONS OF DISBURSEMENT

        Section 5.01. CONDITIONS OF FIRST DISBURSEMENT. The obligation of IFC to make the first Disbursement is subject to the fulfillment prior to or concurrently with the making of that first Disbursement of the following conditions:

        (a) the following agreements, each in form and substance satisfactory to IFC, have been entered into by all parties to them and have become (or, as the case may be, remain) unconditional and fully effective in accordance with their respective terms (except for this Agreement having become unconditional and fully effective, if that is a condition of any of those agreements), and IFC has received a copy of each of those agreements to which it is not a party:

                (i)     each Transaction Document; and

                (ii)    the OPIC Loan Agreement;

        (b) the Co-Borrowers have certified to IFC that no amendment has been made to their respective Charters since August 29, 1997 with respect to PriceSmart, October 21, 1999 with respect to PSMT Trinidad, and October 22, 1998 with respect to PSMT Caribe, or if any such amendment was made, IFC has received a copy of each such Co-Borrower's amended Charter and determined, in its reasonable judgment, that it is not inconsistent with the provisions of any Transaction Document and does not have or may not reasonably be expected to have a Material Adverse Effect;

        (c) the IFC Security has been duly created and perfected/registered as first ranking security interests in all assets and rights subject to the Security Documents;

        (d) the Co-Borrowers have obtained, and provided to IFC copies of, all Authorizations listed in Section (1) and Section (2) of Annex A, and such other Authorizations not listed in those Sections that may become necessary for:

                (i)     the Loans and the OPIC Loan;

                (ii) the business of each of the Co-Borrowers as it is contemplated to be carried on;

                (iii)   the Project and the implementation of the Financial
                        Plan;

                (iv) the due execution, delivery, validity and enforceability of, and performance by the Co-Borrowers of their respective obligations under, this Agreement and the other Transaction Documents, and any other documents necessary or desirable to the implementation of any of those agreements or documents; and

                (v) the remittance to IFC or its assigns in Dollars of all monies payable with respect to the Transaction Documents;

        and all those Authorizations are in full force and effect;

        (e) IFC has received a legal opinion to the effect set out in Schedule 5(A), from IFC's counsel in each of the Countries and concurred in by counsel for the Co-Borrowers, and covering such other matters relating to the transactions contemplated by this Agreement as IFC may reasonably request;

        (f) IFC has received a legal opinion to the effect set out in Schedules 5(B-1), 5(B-2) and 5(B-3) from IFC's counsel in each of the Honduras, Guatemala, Aruba, the Philippines, El Salvador, Costa Rica, Panama, and Dominican Republic, and covering such other matters relating to the Share Retention Agreement and the PSMT Caribe Pledge Agreements, as IFC may reasonably request;

        (g) IFC has received a legal opinion to the effect set out in Schedule 5(C), from its special counsel in New York with regard to the law aspects of the Escrow Account Agreement;

        (h) IFC has received a legal opinion to the effect set out in Schedule 5(D), from PriceSmart's counsel in New York with regard to the law aspects of this Agreement and the other Transaction Documents;

        (i) IFC has received a certification from the Auditors confirming that, as at a date not earlier than sixty (60) days prior to the date of first Disbursement, the Co-Borrowers are in compliance with the provisions of Section 6.01(c) (AFFIRMATIVE COVENANTS) and containing a brief description of the systems and records in place;

        (j) IFC has received copies of all insurance policies required to be obtained pursuant to Section 6.04 (INSURANCE) and Annex B prior to the date of first Disbursement, and a certification of the Co-Borrowers' insurers or insurance agents confirming that such policies are in full force and effect and all premiums then due and payable under those policies have been paid;

        (k) IFC has received the fees specified in Section 3.07 (FEES) required to be paid before the date of the first Disbursement;

        (l) if IFC so requires, IFC has received the reimbursement of all invoiced fees and expenses of IFC's counsel as provided in Section 3.15(b)(ii) (EXPENSES) or confirmation that those fees and expenses have been paid directly to that counsel;

        (m) IFC has received a copy of the authorization to the Auditors referred to in Section 6.01(e) (AFFIRMATIVE COVENANTS);

        (n) IFC has received a Certificate of Incumbency and Authority from PriceSmart;

        (o) the Co-Borrowers have delivered to IFC evidence, substantially in the form of Schedule 4, of appointment of an agent for service of process pursuant to Section 8.05(d) (APPLICABLE LAW AND JURISDICTION);

        (p)  the C Loan has been fully disbursed;

        (q)  the OPIC Loan shall have been disbursed pro rata with the A Loan;
and

        (r) IFC shall have received a pay-off letter, in form and substance acceptable to IFC, from each creditor of the Co-Borrowers as reasonably agreed between the Co-Borrowers and IFC at the time of the first Disbursement.

        Section 5.02. CONDITIONS OF ALL DISBURSEMENTS. The obligation of IFC to make any Disbursement, including the first Disbursement, is also subject to the conditions that:

        (a) no Event of Default and no Potential Event of Default has occurred and is continuing;

        (b) the proceeds of that Disbursement are, at the date of the relevant request, needed by the Co-Borrowers for the purpose of the Project, or will be needed for that purpose within three (3) months of that date;

        (c) since the date of this Agreement nothing has occurred which has or can reasonably be expected to have a Material Adverse Effect;

        (d) since the date of this Agreement, the Co-Borrowers (taken as a whole) have not incurred any material loss or liability (except such liabilities as may be incurred in accordance with Section 6.02 (NEGATIVE COVENANTS ));

        (e) the representations and warranties made in Article IV are true and correct in all material respects on and as of the date of that Disbursement with the same effect as if those representations and warranties had been made on and as of the date of that Disbursement (but in the case of Section 4.01(c) (REPRESENTATIONS AND WARRANTIES), without the words in parentheses);

        (f) the proceeds of that Disbursement are not in reimbursement of, or to be used for, expenditures in the territories of any country which is not a member of the World Bank or for goods produced in or services supplied from any such country;

        (g) IFC has received (if it so requires) a legal opinion or opinions in form and substance satisfactory to IFC, of IFC's counsel in the relevant Countries, and concurred in by counsel for the Co-Borrowers, with respect to any matters relating to that Disbursement;

        (h) after giving effect to that Disbursement, none of the Co-Borrowers would be in violation of:

                (i)     its Charter;

                (ii) any provision contained in any document to which such Co-Borrower is a party (including this Agreement) or by which such Co-Borrower is bound; or

                (iii) any law, rule, regulation, Authorization or agreement or other document binding on such Co-Borrower directly or indirectly limiting or otherwise restricting its borrowing power or authority or its ability to borrow;

        (i) (without limiting the generality of Section 5.02(h)), after taking into account the amount of that Disbursement and any other Long-term Debt incurred by the Co-Borrowers and of any amounts of Shareholders' Equity paid into the Co-Borrowers after the date of the latest financial statements of the Co-Borrowers due pursuant to Section 6.03(a) (REPORTING REQUIREMENTS), (A) the Consolidated Current Ratio would not be less than 1.2, (B) the Consolidated Total Debt to Equity Ratio would not exceed 45:55, and (C) the Consolidated Long-term Debt Service Coverage Ratio would not be less than 1.3, provided that, with respect to any Disbursement requested to be made prior to the date of the first financial statements due pursuant to Section 6.03(a) (REPORTING REQUIREMENTS), the calculation of the Consolidated Current Ratio, Consolidated Total Debt to Equity Ratio and the Consolidated Long-term Debt Service Coverage Ratio shall be made on the basis of such information as IFC may reasonably request, verified, if IFC so requires, by the Auditors; and

        (k) the Co-Borrowers shall have deposited an amount equal to two hundred thirty-four thousand three hundred seventy-five Dollars ($234,375) into the Escrow Account for each one million Dollars ($1,000,000) disbursed.

        Section 5.03. CO-BORROWERS' CERTIFICATIONS. The Co-Borrowers shall deliver to IFC with respect to each request for Disbursement:

        (a) a certification, in the form included in Schedule 2, relating to the conditions specified in Section 5.02 (CONDITIONS OF ALL DISBURSEMENTS) (other than the condition in Section 5.02(g)) expressed to be effective as of the date of that relevant Disbursement, and in the case of Section 5.02(d), also certified by the Auditors if IFC so requires; and

        (b) such evidence as IFC may reasonably request of the proposed utilization of the proceeds of that Disbursement or the utilization of the proceeds of any prior Disbursement.

        Section 5.04. CONDITIONS FOR IFC BENEFIT. The conditions in Section 5.01 through Section 5.03 are for the benefit of IFC and may be waived only by IFC in its sole discretion.

                                   ARTICLE VI

                              PARTICULAR COVENANTS

        Section 6.01. AFFIRMATIVE COVENANTS. Unless IFC otherwise agrees, the Co-Borrowers shall:

        (a) carry out the Project and conduct its business with due diligence and efficiency and in accordance with sound engineering, financial and business practices;

        (b) cause the financing specified in the Financial Plan to be applied exclusively to the Project;

        (c) maintain an accounting and control system, management information system and books of account and other records, which together adequately reflect truly and fairly the financial condition of the Co-Borrowers and the results of their operations in conformity with the Accounting Principles;

        (d) appoint and maintain at all times a firm of independent public accountants acceptable to IFC as auditors of the Co-Borrowers;

        (e) irrevocably authorize, in the form of Schedule 6, the Auditors (whose fees and expenses shall be for the account of the Co-Borrowers) to communicate directly with IFC at any time regarding the Co-Borrowers' accounts and operations, and provide to IFC a copy of that authorization, and, no later than thirty (30) days after any change in Auditors, issue a similar authorization to the new Auditors and provide a copy thereof to IFC;

        (f) upon IFC's request, such request to be made with reasonable prior notice to the Co-Borrowers, except if an Event of Default or Potential Event of Default is continuing or if special circumstances so require, permit representatives of IFC, during normal office hours, to:

                (i) visit the Project site and any of the premises where the business of the Co-Borrowers is conducted;

                (ii) inspect all facilities, plant and equipment comprised in the Project;

                (iii) have access to the Co-Borrowers' books of account and records; and

                (iv) have access to those employees and agents of each of the Co-Borrowers who have or may have knowledge of matters with respect to which IFC seeks information;

        (g) design, construct, operate, maintain and monitor all of its sites, plant, equipment and facilities:

                (i) in accordance with the Environmental and Social Policies, the Environmental, Health and Safety Guidelines and the Life and Fire Safety Guidelines; and

                (ii) in compliance with applicable environmental, occupational health and safety requirements, and any child labor and forced labor laws, rules and regulations (including any international treaty obligations, if any) of the Government of the Country and the local authorities;

        (h) no later than thirty (30) days after the date of this Agreement but in any event prior to the date of the C Loan disbursement:

                (i) provide IFC with all information necessary to enable IFC to update the document dated August 21, 2000 (Project ID No. 10296) entitled Environmental Review Summary ("ERS") by incorporating any modification or addition to that document relating to the Project; and

                (ii) display the updated ERS in appropriate public places in the Country acceptable to IFC for public access;

               and IFC shall be entitled to place a copy of that updated ERS in the World Bank public information center known as InfoShop for public access;

        (i) obtain and maintain in force (and where appropriate, renew in a timely manner) all Authorizations, including without limitation the Authorizations specified in Annex A, which are necessary for the implementation of the Project, the carrying out of the Co-Borrowers' businesses and operations generally and the compliance by each of the Co-Borrowers with all its obligations under the Transaction Documents and comply with all the conditions and restrictions contained in, or imposed on the Co-Borrowers by, those Authorizations;

        (j) from time to time, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such further instruments as may reasonably be requested by IFC for perfecting or maintaining in full force and effect the IFC Security or for re-registering the IFC Security or otherwise to enable each of the Co-Borrowers to comply with its obligations under the Transaction Documents; and

        (k) install, to IFC's satisfaction, a wastewater treatment facility prior to the opening of any new store in an area where local/municipal facilities are not available or if required to do so by the government of the relevant Country.

        Section 6.02. NEGATIVE COVENANTS . Unless IFC otherwise agrees, none of the Co-Borrowers shall:

        (a) declare or pay any dividend or make any distribution on its share capital (other than dividends or distributions payable in shares of the Co-Borrowers or dividends or distributions payable to the minority shareholders of PSMT Trinidad), or purchase, redeem or otherwise acquire any shares of any of the Co-Borrowers other than PriceSmart or any option over them unless the proposed payment or distribution is out of retained earnings and the Co-Borrowers, no earlier than sixty (60) days nor later than thirty (30) days prior to doing so, certify to IFC in writing, in the form attached as Schedule 7, that:

                (i) no Event of Default or Potential Event of Default has occurred and is continuing; and

                (ii)    after giving effect to any such action:

                        (A) the Consolidated Current Ratio will not be less than 1.2;

                        (B) the Consolidated Total Debt to Equity Ratio will not be in excess of 50:50; and

                        (C) the Consolidated Long-term Debt Service Coverage Ratio will not be less than 1.3;

               provided always that:

                        (A) the retained earnings out of which any of the payments or distributions referred to in this subsection may be made should in no event include any amount resulting from the revaluation of any of the Co-Borrowers' assets;

                        (B) the Co-Borrowers shall not make any payments or distributions of the type referred to in this subsection if, after giving effect to it, the Co-Borrowers could not certify the matters referred to in Section 6.02(a)(i) and (ii); and

                        (C)     notwithstanding any limitation set forth in this
                                Section 6.02(a) or elsewhere in the Transaction Documents, the Co-Borrowers shall at all times be permitted to purchase, redeem or otherwise acquire shares of any of their Subsidiaries engaged in the same line of business as the Co-Borrowers (including other Co-Borrowers) so long as such activity is in furtherance of the Co-Borrowers' consolidation of such Subsidiaries;

        (b) incur expenditures or commitments for expenditures for fixed or other non-current assets, other than those required for carrying out the Project or necessary for repairs, replacements and maintenance of satisfactory operating conditions that are essential to the Co-Borrowers' businesses or operations, unless, after giving effect to such expenditures or commitments for expenditures, the Co-Borrowers will be in compliance with the ratios set forth in Section 6.02(a) above in the preceding Financial Year;

        (c)  incur, assume or permit to exist any Total Debt except:

               (i)    the Loans;

               (ii)   other Total Debt specified in the Financial Plan;

               (iii) additional Long-term Debt which would not result in the Consolidated Long-term Debt to Equity Ratio exceeding 50:50 and the Consolidated Long-term Debt Service Coverage Ratio exceeding 1.3;

               (iv) Short-term Debt incurred in the ordinary course of business which, when aggregated with contingent liabilities arising from the discounting of trade receivables, would not result at the time it is incurred in the Consolidated Current Ratio falling below 1.2;

               (v) additional Total Debt among any of the Co-Borrowers, but only if and to the extent that such Total Debt is subordinated in full, in payment and liquidation, to the A Loan and the C Loan; and

               (vi) Long-term Debt or Short-term Debt obtained to replace any existing Long-term Debt or, as the case may be, any Short-term Debt component of then outstanding Total Debt, but then only to the extent that such new Total Debt is on terms and conditions (as to interest rate, other costs and tenor) at least as favorable to the Co-Borrowers as those of the Total Debt being replaced;

        (d) enter into any Capital Lease Obligations, except Capital Lease Obligations with respect to which the aggregate capital lease payments of all the Co-Borrowers do not exceed the equivalent of two million Dollars ($2,000,000) in any Financial Year ("Permitted Lease Amount") and only to the extent that, when such Permitted Lease Amount is treated as Long-term Debt, the Co-Borrowers' Consolidated Long-term Debt to Equity Ratio would not be in excess of 50:50 and the Consolidated Long-term Debt Service Coverage Ratio would not be less than 1.3;

        (e) enter into any Derivative Transactions or assume the obligations of any party to any Derivative Transaction; provided, however, that the foregoing shall not apply to the following types of Derivative Transactions entered into by the Co-Borrowers so long as the currency and the amounts associated with such Derivative Transactions reasonably reflect the risk and/or exposure such Derivative Transactions are designed to hedge:

               (i) forward foreign exchange contracts (including non-deliverable forward foreign exchange contracts);

               (ii)   currency swaps; and

               (iii)  interest-rate swaps;

        (f) enter into any agreement or arrangement to guarantee or, in any way or under any condition, assume or become obligated for all or any part of any financial or other obligation of another Person, except guarantees by PriceSmart in the ordinary course of business in favor of its Subsidiaries so long as after any such guarantee the Co-Borrowers will be in compliance with the financial ratios set forth in Section 6.02(a);

        (g) create or permit to exist any Lien on any property, revenues or other assets, present or future, of the Co-Borrowers, except for:

                (i)     the IFC Security;

                (ii) any Liens securing other senior lenders under the Financial Plan;

                (iii) the naming of IFC as loss payee/beneficiary under all of the Co-Borrowers' insurance policies;

                (iv) any Lien arising from any tax, assessment or other governmental charge or other Lien arising by operation of law, in each case if the obligation underlying any such Lien is not yet due or, if due, is being contested in good faith by appropriate proceedings so long as:

                      (A) those proceedings do not involve any substantial danger of the sale, forfeiture or loss of any part of the Project, title thereto or any interest therein, nor interfere in any material respect with the use or disposition thereof or the implementation of the Project or the carrying on of the businesses of the Co-Borrowers; and

                      (B) the Co-Borrowers have set aside adequate reserves sufficient to promptly pay in full any amounts that the Co-Borrowers may be ordered to pay on final determination of any such proceedings;

                (v)     the Liens set forth on Annex D;

                (vi) Liens with respect to Total Debt permitted under Section 6.02(c) and Capital Lease Obligations permitted under
                        Section 6.02(d);

                (vii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business;

                (viii) Liens related to purchase money obligations incurred in the ordinary course of business so long as such Liens only attach to property related to such purchase money obligations and secure only such property; and

                (ix) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which do not materially interfere with the ordinary conduct of the businesses of the Co-Borrowers conducted thereon;

        (h) enter into any transaction with any Person (including Affiliates of the Co-Borrowers) except in the ordinary course of business on the basis of arm's-length arrangements (including, without limitation, transactions whereby the Co-Borrowers might pay more than the ordinary commercial price for any purchase or might receive less than the full ex-works commercial price (subject to normal trade discounts) for its products);

        (i)  establish any sole and exclusive purchasing or sales agency;

        (j) enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby the Co-Borrowers' income or profits are, or might be, shared with any other Person; provided, however, PriceSmart may enter into such partnerships, profit-sharing or royalty agreements or other similar arrangements in the ordinary course of business; provided, further, that in the event of an Event of Default or Potential Event of Default, the amounts to be potentially paid under any such partnership, profit-sharing or royalty agreement or other similar arrangement may accrue but shall not be paid until the Event of Default or Potential Event of Default is cured, and such amounts shall not be paid but shall be deferred if after making any such payments, the Co-Borrowers would not be in compliance with the financial ratios set forth in Section 6.02(a);

        (k) enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person;

        (l) form or have any Subsidiary, except for:

                (i)     the Subsidiaries disclosed in the Letter of Information;

                (ii)    Subsidiaries formed for purposes of the Project; and

                (iii) Subsidiaries formed by PriceSmart in similar lines of business as the Co-Borrowers;

        (m) make or permit to exist loans or advances to, or deposits (except commercial bank deposits in the ordinary course of business) with, other Persons or enterprise other than:

               (i) short-term marketable securities acquired solely to give temporary employment to the Co-Borrowers' idle funds;

               (ii) advances or credit facilities in the ordinary course of business for payment of rentals of real estate leases or acquisition of real estate or working capital;

               (iii) extentions of trade credit in the ordinary course of busines;

               (iv) advances to employees in the ordinary course of business and in connection with management incentive plans; and

               (v) investments permitted under Section 6.02(b) and other investments that are not in excess of five per cent (5%) of the Co-Borrowers' Consolidated assets;

        provided always that, that after taking into account such advances or credit facilities the Consolidated Current Ratio shall not fall below 1.2;

        (n) change its Charter in any manner which would be inconsistent with the provisions of any Transaction Document;

        (o)  change its Financial Year;

        (p) change the nature or scope of the Project or change the nature of its present and/or contemplated business or operations;

        (q) sell, transfer, lease or otherwise dispose of all or a substantial part of its assets, other than inventory, whether in a single transaction or in a series of transactions, related or otherwise other than (1) fixed assets of the Co-Borrowers with an aggregate value of less than ten per cent (10%) of the existing Net Fixed Assets in any Financial Year, and (2) assets that have become worn out or obsolete and are replaced or upgraded or that are no longer required for the purposes of carrying out the Project, in each case in the ordinary course of business and in a manner consistent with the Transaction Documents;

        (r) subject to those permitted under Section 6.02(a), undertake or permit any merger, spin-off, consolidation or reorganization;

        (s) terminate, amend or grant any waiver with respect to any provision of:

        (i) any of the agreements listed in Section 5.01(a) (CONDITIONS OF FIRST Disbursement); or

                (ii) any document evidencing or securing any other senior loan set forth under the Financial Plan;

        (t) prepay (whether voluntarily or involuntarily) or repurchase any Long-term Debt (other than the Long-term Debt contemplated to be paid with the proceeds of the A Loan and the OPIC Loan) pursuant to any provision of any agreement or note with respect to that Long-term Debt unless:

                (i) that Long-term Debt is refinanced using new Long-term Debt on terms and conditions (as to interest rate, other costs and tenor) at least as favorable to the Co-Borrowers as those of the Long-term Debt being refinanced; or

                (ii) the Co-Borrowers give IFC at least thirty (30) days' advance notice of their intention to make the proposed prepayment and, if IFC so requires, the Co-Borrowers contemporaneously prepay a proportion of the A Loan equivalent to the proportion of the part of the Long-term Debt being prepaid, such prepayment to be made in accordance with the provisions of Section 3.06 (PREPAYMENT) except that there shall be no minimum amount, prepayment premium or advance notice period for that prepayment;

provided that, after taking into account such prepayment for refinancing, the Consolidated Total Debt to Equity Ratio does not exceed 50:50 and the Consolidated Current Ratio shall not be less than 1.2;

        (u) use the proceeds of any Disbursement in the territories of any country which is not a member of the World Bank or for reimbursements of expenditures in those territories or for goods produced in or services supplied from any such country;

        (v) terminate, waive or materially amend any license agreements or trademarks with respect to the Project;

        (w) make (and shall not authorize or permit any Affiliate or any other Person acting on its behalf to make) with respect to the Project or any transaction contemplated by this Agreement, any Prohibited Payment. The Co-Borrowers further covenant that should IFC notify any Co-Borrower of its concerns that there has been a violation of the provisions of this Section or of
Section 4.01(p) of this Agreement, each of them shall cooperate in good faith with IFC and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from IFC, and shall furnish documentary support for such response upon IFC's request;

        (x) allow the central office expenditures (before charge-backs) to exceed nineteen million two hundred thousand Dollars ($19,200,000) or two and one-half per cent (2.5%) of sales, whichever is greater, during the life of the A Loan; or

        (y) engage in any activities, including but not limited to those related to future expansions and other improvements, which might directly or indirectly result in the resettlement of individuals or businesses.

        Section 6.03. REPORTING REQUIREMENTS. Unless IFC otherwise agrees, the Co-Borrowers shall:

        (a) as soon as available but in any event within sixty (60) days after the end of each quarter of each Financial Year, deliver to IFC:

                (i) two (2) copies of their respective complete financial statements for such quarter prepared, on an unconsolidated basis and on a Consolidated Basis, in accordance with the Accounting Principles;

                (ii) during implementation of the Project, a report, in the form attached as Schedule 8, on the progress in implementation of the Project, including any factors that have or could reasonably be expected to have a Material Adverse Effect;

                (iii) after the Project Financial Completion Date has occurred, a report on any factors that have or could reasonably be expected to have a Material Adverse Effect; and

                (iv) a statement of all material transactions during that quarter between each Co-Borrower and each of its Affiliates (other than any other Co-Borrower), if any, and a certification by an Authorized Representative that those transactions were on the basis of arm's-length arrangements; at IFC's request, this statement shall be certified by the Auditors;

        (b) as soon as available but in any event within ninety (90) days after the end of each Financial Year, deliver to IFC:

                (i) two (2) copies of the complete and audited financial statements for that Financial Year which are in agreement with its books of account and prepared, on an unconsolidated basis and Consolidated Basis, in accordance with the Accounting Principles, together with the Auditors' audit report on them, all in form satisfactory to IFC;

                (ii) a management letter and such other communication from the Auditors commenting, with respect to that Financial Year, on, among other things, the adequacy of the Co-Borrowers' financial control procedures, accounting systems and management information system;

                (iii) a report by the Auditors certifying that, on the basis of its financial statements, each Co-Borrower was in compliance with the covenants contained in Section 6.02 (NEGATIVE COVENANTS) as of the end of that Financial Year or, as the case may be, detailing any noncompliance;

                (iv) a report by the Co-Borrowers on their operations during that Financial Year, in the form of, and addressing the topics listed in, Schedule 9; and

                (v) a statement by the Co-Borrowers of all material transactions between the Co-Borrowers and each of its Affiliates (other than any other Co-Borrower), if any, during that Financial Year, and a certification by an Authorized Representative that those transactions were on the basis of arm's-length arrangements;

        (c) as soon as available but no later than sixty (60) days after the end of the first six months of each Financial Year and after the end of each Financial Year, provide to IFC a semi-annual report regarding Project implementation, including a description of Cash Generation and the funds raised from other sources of funds, invested in the Project;

        (d) deliver to IFC, promptly following receipt, a copy of any management letter or other communication sent by the Auditors (or any other accountants retained by the Co-Borrowers) to the Co-Borrowers or their management in relation to the Co-Borrowers' financial, accounting and other systems, management or accounts, if not provided pursuant to Section 6.03(b)(ii);

        (e) within ninety (90) days after the end of each Financial Year, deliver to IFC an annual monitoring report in the form of Schedule 10 (which form may be updated from time to time), confirming compliance with the applicable national or local requirements, the Environmental and Social Policies, the Environmental, Health and Safety Guidelines, and Section 6.01(g) and Section 6.01(h) or, as the case may be, detailing any noncompliance together with (A) the action being taken to ensure compliance and (B) a written report verifying the contents of that annual monitoring report, prepared by an independent third party consultant of the Co-Borrowers, acceptable to IFC;

        (f) as soon as possible but no later than three (3) days after its occurrence, notify IFC of any incident or accident which has or may reasonably be expected to have a material adverse effect on the environment, health or safety, including, without limitation, explosions, spills or workplace accidents which result in death, serious or multiple injury or major pollution, specifying, in each case, the nature of the incident or accident, the on-site and off-site impacts arising or likely to arise therefrom and the measures the Co-Borrowers are taking or plan to take to address those impacts; and keep IFC informed of the on-going implementation of those measures;

        (g) give a fifteen (15) day prior notice to IFC of any Co-Borrower's notification to its shareholders, of any meeting of its shareholders, such notice to include the agenda of the meeting; and deliver to IFC two (2) copies of:

                (i) all notices, reports and other communications of the Co-Borrowers to their respective shareholders, whether any such communication has been made on an individual basis or by way of publication in a newspaper or other communication medium, as soon as available; and

                (ii) the minutes of all shareholders' meetings within 30 days of said shareholders' meeting;

        (h) promptly notify IFC of any proposed change in the nature or scope of the Project or the business or operations of the Co-Borrowers and of any event or condition which has or may reasonably be expected to have a Material Adverse Effect;

        (i) promptly upon becoming aware of any litigation or administrative proceedings before any Authority or arbitral body which has or may reasonably be expected to have a Material Adverse Effect, notify IFC by facsimile of that event specifying the nature of that litigation or those proceedings and the steps the Co-Borrowers are taking or propose to take with respect thereto;

        (j) promptly upon the occurrence of an Event of Default or Potential Event of Default, notify IFC by facsimile specifying the nature of that Event of Default or Potential Event of Default and any steps the Co-Borrowers are taking to remedy it;

        (k) provide to IFC, in a timely manner, the insurance certificates and other information referred to in Section 6.04(d) (INSURANCE);

        (l) promptly provide to IFC such other information as IFC from time to time reasonably requests about each of the Co-Borrowers, their respective assets and the Project; and

        (m) with respect to the Project, within thirty (30) days after the end of each Financial Year, provide a report by country with a confirmation that land acquisition has occurred on a willing seller/willing buyer basis and confirmation that no squatters and/or small merchants will be displaced, and if displacement occurs a description of the relevant Co-Borrower's compensation plan for all such Persons displaced.

        Section 6.04.  INSURANCE.

        (a) INSURANCE REQUIREMENTS AND CO-BORROWERS' UNDERTAKINGS. Unless IFC otherwise agrees, each of the Co-Borrowers shall:

                (i) insure and keep insured, with financially sound and reputable insurers, all its assets and business against all insurable losses to include the insurances specified in Annex B and any insurance required by law;

                (ii) punctually pay any premium, commission and any other amounts necessary for effecting and maintaining in force each insurance policy;

                (iii) promptly notify the relevant insurer of any claim by the Co-Borrower under any policy written by that insurer and diligently pursue that claim;

                (iv) comply with all warranties under each policy of insurance;

                (vi) not do or omit to do, or permit to be done or not done, anything which might prejudice the Co-Borrower's, or, where IFC is a loss payee or an additional named insured, IFC's right to claim or recover under any insurance policy; and

                (vii) not vary, rescind, terminate, cancel or cause a material change to insurance policy required to be maintained under this Agreement unless the same is replaced by other insurance satisfying the requirements of this
                        Section 6.04;

               provided always that if at any time and for any reason any coverage required to be maintained under this Agreement shall not be in full force and effect, then IFC shall thereupon or at any time while the same is continuing be entitled (but have no such obligation) on its own behalf to procure that insurance at the expense of the relevant Co-Borrower and to take all such steps to minimize hazard as IFC may consider expedient or necessary.

        (b) POLICY PROVISIONS. Each insurance policy required to be obtained pursuant to this Section shall be on terms and conditions acceptable to IFC, and shall contain provisions to the effect that:

                (i) no policy can expire nor can it be cancelled or suspended by any Co-Borrower or the insurer for any reason (including failure to renew the policy or to pay the premium or any other amount) unless IFC and, in the case of expiration or if cancellation or suspension is initiated by the insurer, the relevant Co-Borrower receives at least thirty (30) days' notice (or such lesser period as IFC may agree with respect to cancellation, suspension or termination in the event of war and kindred peril) prior to the effective date of termination, cancellation or suspension;

                (ii) IFC and all contractors working at the Project site are named as additonal named insureds on all liability policies;

                (iii) where relevant, all applicable provisions (except those relating to limits of liability) shall operate as if they were a separate policy covering each insured party; and

                (iv) on every insurance policy on the Co-Borrower's assets which are the subject of the IFC Security and for business interruption, IFC is named as loss payee for any claim of, or any series of claims arising with respect to the same event whose aggregate amount is, the equivalent of five hundred thousand Dollars ($500,000) or more;

        (c)  APPLICATION OF PROCEEDS.

                (i) IFC may remit the proceeds of any insurance paid to it to the relevant Co-Borrower to repair or replace the relevant damaged assets or if in the reasonable judgment of IFC such insurable event creates a Material Adverse Effect then, at IFC's discretion, IFC may apply those proceeds towards any amount payable to IFC under this Agreement, including to repay or prepay all or any part of the A Loan in accordance with Section 3.07 (PREPAYMENT); provided that there shall be no minimum amount or notice period or prepayment premium for any such prepayment.

                (ii) Each of the Co-Borrowers shall use any insurance proceeds it receives (whether from IFC or directly from the insurers) for loss of or damage to any asset solely to replace or repair that asset.

        (d) REPORTING REQUIREMENTS. Unless IFC otherwise agrees, each of the Co-Borrowers shall provide to IFC the following:

                (i) as soon as possible after its occurrence, notice of any event which entitles the relevant Co-Borrower to claim for an aggregate amount exceeding the equivalent of five hundred thousand Dollars ($500,000) under any one or more insurance policies;

                (ii) within thirty (30) days after receipt of any insurance policy issued to any Co-Borrower, a copy of that policy incorporating any loss payee provisions required under
                        Section 6.04(b)(iv) (unless that policy has already been provided to IFC pursuant to Section 5.01(i) (CONDITIONS OF FIRST DISBURSEMENT));

                (iii) not less than ten (10) days prior to the expiry date of any insurance policy (or, for insurance with multiple renewal dates, not less than ten (10) days prior to the expiry date of the policy on the principal asset), a certificate of renewal from the insurer, insurance broker or agent confirming the renewal of that policy and the renewal period, the premium, the amounts insured for each asset or item and any changes in terms or conditions from the policy's issue date or last renewal, and confirmation from the insurer that provisions naming IFC as loss payee or additional named insured, as applicable remain in effect;

                (iv) such evidence of premium payment as IFC may from time to time reasonably request; and

                (v) any other information or documents on each insurance policy as IFC reasonably requests from time to time.

                                   ARTICLE VII

                                EVENTS OF DEFAULT

        Section 7.01. ACCELERATION AFTER DEFAULT. If any Event of Default occurs and is continuing (whether it is voluntary or involuntary, or results from operation of law or otherwise), IFC may, by notice to the Co-Borrowers, require the Co-Borrowers to repay the A Loan or such part of the A Loan as is specified in that notice. On receipt of any such notice, the Co-Borrowers shall immediately repay the A Loan (or that part of the A Loan specified in that notice) and pay all interest accrued on it, the prepayment premium specified in
Section 3.06 on the amount of the A Loan whose payment is accelerated and any other amounts then payable under this Agreement. Each of the Co-Borrowers waives any right it might have to further notice, presentment, demand or protest with respect to that demand for immediate payment.

        Section 7.02.  EVENTS OF DEFAULT.  It shall be an Event of Default if:

        (a) the Co-Borrowers fail to pay when due any part of the principal of, or interest on, the A Loan and such failure continues for a period of five (5) days;

        (b) the Co-Borrowers fail to pay when due any part of the principal of, or interest on, the OPIC Loan and such failure continues beyond any applicable cure period;

        (c) the Co-Borrowers fail to pay when due any part of the principal of, or interest on, any loan from IFC to the Co-Borrowers other than the A Loan and any such failure continues for the relevant period of grace provided for in the agreement providing for that loan;

        (d) any of the Co-Borrowers fails to comply with any of its obligations under this Agreement or any other Transaction Document or any other agreement between such Co-Borrower and IFC (other than for the payment of the principal of, or interest on, the A Loan or any other loan from IFC to any of the Co-Borrowers), and any such failure continues for a period of thirty (30) days after the date on which IFC notifies the Co-Borrowers of that failure; provided such 30-day cure period shall be extended up to an additional thirty (30) days if the Co-Borrowers provide to IFC evidence, satisfactory to IFC, that they are diligently proceeding in good faith to cure such failure;

        (e) any party to a Transaction Document (other than IFC or the Co-Borrowers) fails to observe or perform any of its obligations under that Transaction Document, and any such failure continues for a period of thirty (30) days after the date on which IFC notifies the Co-Borrowers of that failure;

        (f) any representation or warranty made in Article IV or in connection with the execution of, or any request (including a request for Disbursement) under, this Agreement or any other Transaction Document is found to be incorrect in any material respect;

        (g) any Authority condemns, nationalizes, seizes, or otherwise expropriates all or any substantial part of the property or other assets of the Co-Borrowers or of their respective share capital, or assumes custody or control of that property or other assets or of the businesses or operations of the Co-Borrowers or of their respective share capital, or takes any action for the dissolution or disestablishment of any Co-Borrower or any action that would prevent any Co-Borrower or its officers from carrying on all or a substantial part of its business or operations;

        (h)  a decree or order by a court is entered against any Co-Borrower:

                (i)     adjudging any such Co-Borrower bankrupt or insolvent;

                (ii) approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or with respect to, such Co-Borrower under any applicable law;

                (iii) appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Co-Borrower or of any substantial part of its property or other assets; or

                (iv)    ordering the winding up or liquidation of its affairs;

or any petition is filed seeking any of the above and is not dismissed within thirty (30) days;

        (i)    any Co-Borrower:

                (i) requests a moratorium or suspension of payment of debts from any court;

                (ii) institutes proceedings or takes any form of corporate action to be liquidated, adjudicated bankrupt or insolvent;

                (iii) consents to the institution of bankruptcy or insolvency proceedings against it;

                (iv) files a petition or answer or consent seeking reorganization or relief under any applicable law, or consents to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Co-Borrower or of any substantial part of its property;

                (v)     makes a general assignment for the benefit of creditors;
                        or

                (vi) admits in writing its inability to pay its debts generally as they become due or otherwise becomes insolvent;

        (j) an attachment or analogous process is levied or enforced upon or issued against any of the assets of any Co-Borrower for an amount in excess of the equivalent of five hundred thousand Dollars ($500,000) and is not discharged within thirty (30) days;

        (k) any other event occurs which under any applicable law would have an effect analogous to any of those events listed in Section 7.02(h) through
Section 7.02(j);

        (l) any Co-Borrower fails to pay any of its Total Debt (other than the A Loan or any other loan from IFC to such Co-Borrower) or to perform any of its obligations under any agreement pursuant to which there is outstanding any Total Debt, and any such failure continues for more than any applicable period of grace or any such Total Debt becomes prematurely due and payable or is placed on demand;

        (m) any Authorization necessary for any Co-Borrower to perform and observe its obligations under any Transaction Document, or to carry out the Project, is not obtained when required or is rescinded, terminated, lapses or otherwise ceases to be in full force and effect, including with respect to the remittance to IFC or its assignees, in the Dollars, of any amounts payable under any Transaction Document, and is not restored or reinstated within thirty (30) days of notice by IFC to the Co-Borrowers requiring that restoration or reinstatement;

        (n)    any Security Document or any of its provisions:

                (i) is revoked, terminated or ceases to be in full force and effect or ceases to provide the security intended, without, in each case, the prior consent of IFC;

                (ii)    becomes unlawful or is declared void; or

                (iii) is repudiated or its validity or enforceability is challenged by any Person and any such repudiation or challenge continues for a period of thirty (30) days and, during which period such repudiation or challenge has no effect;

        (o) any Transaction Document (other than a Security Document) or any of its provisions:

                (i) is revoked, terminated or ceases to be in full force and effect without, in each case, the prior consent of IFC, and that event, if capable of being remedied, is not remedied to the satisfaction of IFC within thirty (30) days of IFC's notice to the Co-Borrowers; or

                (ii)    becomes unlawful or is declared void; or

        (p) any Transaction Document (other than a Security Document) is repudiated or the validity or enforceability of any of its provisions at any time is challenged by any Person and such repudiation or challenge is not withdrawn within thirty (30) days of IFC's notice to the Co-Borrowers requiring that withdrawal; provided that no such notice shall be required or, as the case may be, the notice period shall terminate if and when such repudiation or challenge becomes effective.

        Section 7.03. BANKRUPTCY. If any Co-Borrower is liquidated or declared bankrupt, the A Loan, all interest accrued on it and any other amounts payable under this Agreement will become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which each Co-Borrower waives.

                                  ARTICLE VIII

                                  MISCELLANEOUS

        Section 8.01. SAVING OF RIGHTS. (a) The rights and remedies of IFC in relation to any misrepresentation or breach of warranty on the part of the Co-Borrowers shall not be prejudiced by any investigation by or on behalf of IFC into the affairs of the Co-Borrowers, by the execution or the performance of this Agreement or by any other act or thing which may be done by or on behalf of IFC in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.

        (b) No course of dealing or waiver by IFC in connection with any condition of Disbursement of the A Loan under this Agreement shall impair any right, power or remedy of IFC with respect to any other condition of Disbursement, or be construed to be a waiver thereof; nor shall the action of IFC with respect to any Disbursement affect or impair any right, power or remedy of IFC with respect to any other Disbursement.

        (c) Unless otherwise notified to the Co-Borrowers by IFC and without prejudice to the generality of Section 8.01(b), the right of IFC to require compliance with any condition under this Agreement which may be waived by IFC with respect to any Disbursement is expressly preserved for the purposes of any subsequent Disbursement.

        (d) No course of dealing and no failure or delay by IFC in exercising, in whole or in part, any power, remedy, discretion, authority or other right under this Agreement or any other agreement shall waive or impair, or be construed to be a waiver of or an acquiescence in, such or any other power, remedy, discretion, authority or right under this Agreement, or in any manner preclude its additional or future exercise; nor shall the action of IFC with respect to any default, or any acquiescence by it therein, affect or impair any right, power or remedy of IFC with respect to any other default.

        Section 8.02. NOTICES. Any notice, request or other communication to be given or made under this Agreement shall be in writing. Subject to Sections 6.03(i) and (h) (REPORTING REQUIREMENTS) and Section 8.05(f) (APPLICABLE LAW AND JURISDICTION), any such communication may be delivered by hand, airmail, facsimile or established courier service to the party's address specified below or at such other address as such party notifies to the other party from time to time, and will be effective upon receipt.

        For the Co-Borrowers:

               PriceSmart, Inc.
               4649 Morena Blvd.
               San Diego, CA 92117-3650

               Facsimile: (858) 581-4707

        For IFC:

               International Finance Corporation
               2121 Pennsylvania Avenue, N.W.
               Washington, D.C. 20433
               United States of America

               Facsimile: (202) 974-4390
                          (202) 974-4461

               Attention: Director, Latin America and Caribbean Department

               With a copy (in the case of communications relating to payments) sent to the attention of the Senior Manager, Financial Operations Unit, at:

               Facsimile: 202-974-4371.

        Section 8.03. ENGLISH LANGUAGE. (a) All documents to be provided or communications to be given or made under this Agreement shall be in the English language.

        (b) To the extent that the original version of any document to be provided, or communication to be given or made, to IFC under this Agreement or any other Transaction Document is in a language other than English, that document or communication shall be accompanied by an English translation certified by an Authorized Representative to be a true and correct translation of the original. IFC may, if it so requires, obtain an English translation of any document or communication received in another language other than English at the cost and expense of the Co-Borrowers. IFC may deem any such English translation to be the governing version between the Co-Borrowers and IFC.

        Section 8.04. TERM OF AGREEMENT. This Agreement shall continue in force until all monies payable under it have been fully paid in accordance with its provisions.

        Section 8.05. APPLICABLE LAW AND JURISDICTION. (a) This Agreement is governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America.

        (b) Each Co-Borrower irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any other Transaction Document to which it is a party may be brought by IFC in the courts of the United States of America located in the Southern District of New York. By the execution of this Agreement, each Co-Borrower irrevocably submits to the non-exclusive jurisdiction of any such court in any such action, suit or proceeding. Final judgment against the Co-Borrowers in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including the Country, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

        (c) Nothing in this Agreement shall affect the right of IFC to commence legal proceedings or otherwise sue the Co-Borrowers in the Country or any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon the Co-Borrowers in any manner authorized by the laws of any such jurisdiction.

        (d) Each Co-Borrower hereby irrevocably designates, appoints and empowers CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, NY 10011 as its authorized agent solely to receive for and on its behalf service of summons or other legal process in any action, suit or proceeding IFC may bring in the State of New York.

        (e) As long as this Agreement or any other Transaction Document to which the Co-Borrowers are a party remains in force, each Co-Borrower shall maintain a duly appointed and authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding IFC may bring in New York, New York, United States of America, with respect to this Agreement or that other Transaction Document. Each Co-Borrower shall keep IFC advised of the identity and location of such agent.

        (f) Each Co-Borrower also irrevocably consents, if for any reason the Co-Borrower's authorized agent for service of process of summons, complaint and other legal process in any action, suit or proceeding is not present in New York, New York, to the service of such papers being made out of those courts by mailing copies of the papers by registered United States air mail, postage prepaid, to the Co-Borrowers at their addresses specified pursuant to Section
8.02 (NOTICES). In such a case, IFC shall also send by facsimile, or have sent by facsimile, a copy of the papers to the Co-Borrowers.

        (g) Service in the manner provided in this Section 8.05 in any action, suit or proceeding will be deemed personal service, will be accepted by the Co-Borrowers as such and will be valid and binding upon the Co-Borrowers for all purposes of any such action, suit or proceeding.

        (h) Each Co-Borrower irrevocably waives to the fullest extent permitted by applicable law:

                (i) any objection which it may have now or in the future to the laying of the venue of any action, suit or proceeding in any court referred to in this Section; and

                (ii) any claim that any such action, suit or proceeding has been brought in an inconvenient forum.

        (i) To the extent that any Co-Borrower may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other Transaction Document to which each such Co-Borrower is a party from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, each Co-Borrower irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

        (j) Each Co-Borrower hereby acknowledges that IFC shall be entitled under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or any other Transaction Document to which each such Co-Borrower is a party, brought against IFC in any court of the United States of America. Each Co-Borrower hereby waives any and all rights to demand a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or any other Transaction Document to which each such Co-Borrower is a party or the transactions contemplated by this Agreement or those Transaction Documents, brought against IFC in any forum in which IFC is not entitled to immunity from a trial by jury.

        (k) To the extent that any Co-Borrower may, in any suit, action or proceeding brought in any of the courts referred to in Section 8.05(b) or a court of the Country or elsewhere arising out of or in connection with this Agreement or any other Transaction Document to which each such Co-Borrower is a party, be entitled to the benefit of any provision of law requiring IFC in such suit, action or proceeding to post security for the costs of such Co-Borrower, or to post a bond or to take similar action, each Co-Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the Country or, as the case may be, the jurisdiction in which such court is located.

        Section 8.06. DISCLOSURE OF INFORMATION. (a) IFC may disclose any documents or records of, or information about, this Agreement or any other Transaction Document, or the assets, business or affairs of the Co-Borrowers to:

                (i)     its outside counsel, auditors and rating agencies; and

                (ii) any other Person as IFC may deem appropriate in connection with any proposed sale, transfer, assignment or other disposition of IFC's rights under this Agreement or any Transaction Document or otherwise for the purpose of exercising any power, remedy, right, authority, or discretion relevant to this Agreement or any other Transaction Document.

        (b) Each Co-Borrower acknowledges and agrees that, notwithstanding the terms of any other agreement between such Co-Borrower and IFC, a disclosure of information by IFC in the circumstances contemplated by Section 8.06(a) does not violate any duty owed to the Co-Borrowers under this Agreement or under any such other agreement.

        Section 8.07. SUCCESSORS AND ASSIGNEES. This Agreement binds and benefits the respective successors and assignees of the parties. However, the Co-Borrowers may not assign or delegate any of their rights or obligations under this Agreement without the prior consent of IFC.

        Section 8.08. JOINT AND SEVERAL LIABILITY. The liability of the Co-Borrowers under this Agreement shall be joint and several.

        Section 8.09. AMENDMENTS, WAIVERS AND CONSENTS. Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by the parties.

        Section 8.10 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in their respective names as of the date first above written.

                           PRICESMART INC.

                           By: /s/ Gilbert A. Partida
                           Name: Gilbert A. Partida
                           Title: President/CEO

                           PSMT CARIBE INC.

                           By: /s/ Allan C. Youngberg
                           Name:  Allan C. Youngberg
                           Title: Treasurer/Chief Financial Officer

                           PSMT TRINIDAD/TOBAGO LTD.

                           By:    /s/ Joseph Eseau
                           Name:  Joseph Eseau
                           Title: Chairman

                           INTERNATIONAL FINANCE CORPORATION

                           By: /s/ Mary Ellen Iskenderian
                           Name: Mary Ellen Iskenderian
                           Title: Manager Latin America and Caribbean Department

                           [Intentionally left blank]

                                     ANNEX A

                                                                     Page 1 of 3

                         BORROWER/PROJECT AUTHORIZATIONS

            (See Sections 4.01(d) and 5.01(e) of the Loan Agreement)


        Section (1).  AUTHORIZATIONS ALREADY OBTAINED

               (a)    _______________

               (b)    _______________

               (c)    _______________


        Section (2).  AUTHORIZATIONS TO BE OBTAINED PRIOR TO FIRST DISBURSEMENT

               (d)    _______________

               (e)    _______________

               (f)    _______________

               (g)    _______________

               (h)    _______________

               (i)    _______________


        [Section (3). AUTHORIZATIONS TO BE OBTAINED NO LATER THAN [INSERT DATE]

               (j)    _______________

               (k)    _______________

               (l)    _______________

               (m)    _______________

                                                                         ANNEX B
                                                                     Page 1 of 1

                             INSURANCE REQUIREMENTS

                   (See Section 6.04(a) of the Loan Agreement)

Section (1).   CONSTRUCTION PHASE

    (a)     Construction All Risks, based on full contract value and including:

            (i)     Riot and Strike

            (ii)    Debris Removal

            (iii)   Extra Expenses

            (iv)    Maintenance

            (v)     Third Party Liability

    (b)     Advance Loss of Profits

Section (2). OPERATIONAL PHASE

    (a) Fire and named perils or All Risks, based on replacement cost of assets

    (b)     Business Interruption

    (c)     Third Party Liability

Section (3).   AT ALL TIMES

        Such insurances as required by local legislation.

                                                                         ANNEX C
                                                                     Page 1 of 2

              ASSETS OF THE CO-BORROWERS TO BE GRANTED AS SECURITY

COSTA RICA:

1.      Immovable Assets and Equipment:

        PriceSmart Escazu                                 Land
        Autopista Prospero Fernandez                      Building
        Del Peaje 200mts. oeste mano izquierda            FF&E
        Escazu, Costa Rica, C.A.

2.      Movable Assets:                                   Inventory


EL SALVADOR:

1.      Immovable Assets and Equipment:

        PriceSmart Los Heroes                             Land
        Urbanizaci--n Siglo XXI, Blvd.                    Building
        Tutunichapa No. 1                                 FF&E
        San Salvador

2.   Movable Assets:                                      Inventory


HONDURAS:

1.      Immovable Assets and Equipment:
        PriceSmart Tegucigalpa                            FF&E
        Colonia Florencia
        Entre Ferreteria Rene J. Handal #3
        Y Multi Plaza Mall
        Tegucigalpa, Honduras, C.A.

2.      Movable Assets:                                   Inventory

                                                                         ANNEX C
                                                                     Page 2 of 2

DOMINICAN REPUBLIC:

1.      Immovable Assets and Equipment:
        PriceSmart Dominicana S.A.                        Land
        Av. Charles Summer 54                             Building
        Santo Domingo, Rep. Dominicana                    FF&E

        PriceSmart EastSide.                              Land
        Carretera Mella No. 43                            Building
        Km. 91/2 Urb. Dona                                FF&E
        Idalia II, Santo Domingo, R.D.

2.      Movable Assets:                                   Inventory

TRINIDAD

Port of Spain Site.

1.      Immovable Assets and Equipment                    Building

2.      Movable Assets:                                   FF&E

                                                                         ANNEX D
                                                                     Page 1 of 2

          PRICESMART, INC, PSMT CARIBE, INC & PSMT TRINIDAD/TOBAGO LTD.
                                  LIST OF LIENS

PROPERTY ADDRESS                        LIEN HOLDER                    AMOUNT     EXPIRY
                                                                       (000's)
COSTA RICA
PriceSmart Zapote                       Citibank SA. Costa Rica.
PriceSmart Costa Rica, SA               Land, building and ff&e        $5,254      10/04
Frente al Registro Nacional
Zapote, San Jose, Costa Rica

PriceSmart Escazu                       Banex SA. Costa Rica
Autopista Prospero Fernandez            Land, building and ff&e        $5,900      05/06
Del Peaje 200mts.
oeste mano izquierda
Escazu, Costa Rica, C.A.

PriceSmart Heredia                      Banco Cuscatlan, SA.
Carretera Hacia Heredia                 Costa Rica
De Atlas Electrica 300mts,              Land, building and ff&e        $3,760      06/05
norte mano derecha
San Pablo de Heredia,
Costa Rica, C.A.

EL SALVADOR
PriceSmart Santa Elena                  Citibank NA,
Ubicacion Madre Selva                   San Salvador.
Blvd. Santa Elena Sur                   Land, building and ff&e        $4,562      12/04
Calle Cortez Blanco y
Avenida El Pepeto
Antiguo Cuscatlan, La Libertad

                                                                         ANNEX D
                                                                     Page 2 of 2

PROPERTY ADDRESS                        LIEN HOLDER                    AMOUNT     EXPIRY
                                                                       (000's)
HONDURAS
PriceSmart San Pedro Sula               Citibank SA. Honduras.
Centro Comercial Mega Plaza,            Banco Del Pais SA.
Edifico Blanco de Londres               Honduras.
3er y 4ato piso
Boulevard Salida a La Lima, Cortes      Land, building and ff&e        $3,360      02/05
San Pedro Sula, Honduras

PriceSmart Tegucigalpa                  Banco Ficohsa.
Colonia Florencia                       Honduras
Entre Ferreteria Rene J. Handal #3      Inventory                      $2,500      06/01
Y Multi Plaza Mall
Tegucigalpa, Honduras, C.A.

DOMINICAN REPUBLIC

PriceSmart Santo Domingo                Banco Del Progresso, SA.
PriceSmart Dominicana S.A.              Dominican Republic.
Av. Charles Summer 54                   Land, building, ff&e and       $7,000      03/01
Santo Domingo,                          inventory                      $2,000      06/01
Rep. Dominicana

Bancredito, SA.
PriceSmart Dominicana S.A.              Dominican Republic.
Estrella Sadhala 22                     Land, building, ff&e and       $3,780      02/05
Santiago de los Caballeros,             inventory                      $2,000      07/01
Rep. Dominicana

TRINIDAD

Chaguanas                               Royal Bank of Trinidad
Off Endevour Flyover                    and Tobago. Trinidad.
Chaguanas,                              Land, building, ff&e and       $6,000      06/07
Trinidad, W.I.                          inventory

                                                                      SCHEDULE 1
                                                                     Page 1 of 2

                 FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY

          (See Section 1.01 and Section 5.01(m) of the Loan Agreement)

                             [Borrower's Letterhead]

                                                                         [Date]

International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America

Attention:  Director, Latin America and Caribbean Department

Ladies and Gentlemen:

                     CERTIFICATE OF INCUMBENCY AND AUTHORITY

        With reference to the Loan Agreement among PriceSmart Inc., PSMT Caribe Inc. and PSMT Trinidad/Tobago Limited, dated as of January 26, 2001 (the "Loan Agreement"), I, the undersigned [Chairman/Director] of PriceSmart Inc., duly authorized to do so, hereby certify that the following are the names, offices and true specimen signatures of the persons [each] [any two] of whom are, and will continue to be, authorized:

        (a) to sign on behalf of the Co-Borrowers the requests for the disbursement of funds provided for in Section 3.02 of the Loan Agreement

        (b)  to sign the certifications provided for in Section 5.02 and Section
5.03 of the Loan Agreement; and

                                                                      SCHEDULE 1
                                                                     Page 2 of 2

        (c) to take any other action required or permitted to be taken, done, signed or executed under the Loan Agreement or any other agreement to which IFC and the Co-Borrowers may be parties.

*NAME                        OFFICE                       SPECIMEN SIGNATURE
  ---------------------      ----------------------       ----------------
  ---------------------      ----------------------       ----------------
  ---------------------      ----------------------       ----------------

        You may assume that any such person continues to be so authorized until you receive authorized written notice from PriceSmart Inc. that they, or any of them, is no longer so authorized.

                                            Yours truly,

                                            PRICESMART INC.


                                            By ________________________
                                                 [Chairman/Director]

----------
* Designations may be changed by the Borrower at any time by issuing a new Certificate of Incumbency and Authority authorized by the Board of Directors of the Borrower where applicable.

                                                                      SCHEDULE 2
                                                                     Page 1 of 4

                    FORM OF REQUEST FOR DISBURSEMENT (A LOAN)

            (See Section 3.02 and Section 5.03 of the Loan Agreement)

                             [Borrower's Letterhead]

                                                                         [Date]

International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America

Attention: Director, Latin America and Caribbean Department

Ladies and Gentlemen:

                              Investment No. 10296

                    REQUEST FOR A LOAN DISBURSEMENT NO. [ ]*

1. Please refer to the Loan Agreement (the "Loan Agreement") dated as of January 26, 2001, among PriceSmart Inc., PSMT Caribe Inc. and PSMT Trinidad/Tobago Limited (the "Co-Borrowers") and International Finance Corporation ("IFC"). Terms defined in the Loan Agreement have their defined meanings whenever used in this request. PSMT Caribe Inc. and PSMT Trinidad Tobago Limited each have [nominated] [appointed] PriceSmart Inc. ("PriceSmart") as its agent for purposes of executing and delivering this Disbursement Request and the related Disbursement Receipt on behalf of the Co-Borrowers.

[2. PriceSmart irrevocably request the disbursement on ____________, 200_ (or as soon as practicable thereafter) of the amount of ____________ Dollars ($____________) under the A Loan (the "Disbursement") in accordance with the provisions of Section 3.02 of the Loan Agreement. You are requested to pay such amount to the account in New York of PriceSmart Inc., [Name of correspondent Bank], Account No. ____________ at [Name and Address of Bank] for further credit to Co-Borrowers as follows:

-----------------------------------
* Each to be numbered in series.

                                                                      SCHEDULE 2
                                                                     Page 2 of 4

     (a) $__________ to Account No. ___________ of PSMT Caribe Ltd. at [Name and Address of Bank] in the British Virgin Islands; and

     (b) $__________ to Account No. ____________ of PSMT Trinidad/Tobago Limited at [Name and Address of Bank] in [City], Trinidad and Tobago.(1)

[2. PriceSmart irrevocably request the disbursement on ____________, 200_ (or as soon as practicable thereafter) of the amount of ____________ Dollars ($____________) under the A Loan (the "Disbursement") in accordance with the provisions of Section 3.02 of the Loan Agreement. You are requested to pay such amount to the account in New York of [CREDITOR], [Name of correspondent Bank], Account No. ____________ at [Name and Address of Bank] .]

3. There is enclosed a signed but undated receipt for the amount of the Disbursement. The Co-Borrowers authorize IFC to date such receipt with the date of actual disbursement by IFC.

4. For the purpose of Section 5.02 and Section 5.03 of the Loan Agreement, PriceSmart, as agent for each of the other Co-Borrowers, certifies as follows:

        (a) PriceSmart has been appointed as agent for each of the Co-Borrowers (other than PriceSmart) for purposes of making, on behalf of each such Co-Borrower, the certifications set forth herein;

        (b) no Event of Default and no Potential Event of Default has occurred and is continuing;

        (c) the proceeds of the Disbursement are at the date of this request needed by the Co-Borrowers for the purpose of the Project, or will be needed for such purpose within three (3) months of such date;

----------------------------------
(1) Any exchange control consents, if required (e.g. for IFC to remit to overseas account), must be provided by the Co-Borrowers to IFC prior to disbursement.

                                                                      SCHEDULE 2
                                                                     Page 3 of 4

        (d) since the date of the Loan Agreement nothing has occurred which has or could reasonably be expected to have a Material Adverse Effect;

        (e) since [insert date] [the date of the Loan Agreement]** none of the Co-Borrowers has incurred any material loss or liability (except such liabilities as may be incurred by the Co-Borrowers in accordance with Section
6.02 of the Loan Agreement);

        (f) the representations and warranties made in Article IV of the Loan Agreement are true on the date of this request and will be true on the date of Disbursement with the same effect as if such representations and warranties had been made on and as of each such date (but in the case of Section 4.01(c), without the words in parenthesis);

        (g) the proceeds of the Disbursement are not in reimbursement of, or to be used for, expenditures in the territories of any country which is not a member of the World Bank or for goods produced in or services supplied from any such country;

        (h) after giving effect to the Disbursement, none of the Co-Borrowers will be in violation of:

                (i)     its Charter;

                (ii) any provision contained in any document to which it is a party (including the Loan Agreement) or by which it is bound; or

                (iii) any law, rule, regulation, Authorization or agreement or other document binding on it directly or indirectly, limiting or otherwise restricting its borrowing power or authority or its ability to borrow; and

----------------------------
** The date should be the same as is used in Section 4.01 (h)(i). Use the second formulation if the Borrower is a start-up company which did not deliver meaningful financial statements prior to the date of the Loan Agreement.

                                                                      SCHEDULE 2
                                                                     Page 4 of 4

                (iv) since [insert the dates of the latest version of the respective Charters] no amendment has been made to the Charters of any of the Co-Borrowers [.] [, except for:
                        (list all amendments).]

        The above certifications are effective as of the date of this Request for Disbursement and shall continue to be effective as of the date of the Disbursement. If any of these certifications is no longer valid as of or prior to the date of the requested Disbursement, the Co-Borrowers undertake to immediately notify IFC.

                                            Yours truly,

                                            PRICESMART INC.


                                            By ________________________
                                               Authorized Representative

Copy to: Manager, Financial Operations Unit
         International Finance Corporation

                                                                      SCHEDULE 3
                                                                     Page 1 of 1

                        FORM OF LOAN DISBURSEMENT RECEIPT

                    (See Section 3.02 of the Loan Agreement)

                             [Borrower's Letterhead]

International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America

Attention: Manager, Financial Operations Unit

Ladies and Gentlemen:

                              Investment No. 10296

                     DISBURSEMENT RECEIPT NO. [ ]* (A LOAN)

        We, PriceSmart Inc., hereby acknowledge on behalf of PriceSmart Inc., PSMT Caribe Inc. and PSMT Trinidad/Tobago Limited ("the Co-Borrowers"), receipt on the date hereof, of the sum of _________________ Dollars ($_________) disbursed to us by International Finance Corporation ("IFC") under the A Loan in the amount of twenty-two million Dollars ($22,000,000) provided for in the Loan Agreement dated as of January 26, 2001 among the Co-Borrowers and International Finance Corporation.

                                            Yours truly,

                                            PRICESMART INC.


                                            By ____________________________
                                               Authorized Representative***

--------------------------
*   To correspond with number of the Disbursement request. See Schedule 2.

*** As named in the Borrower's Certificate of Incumbency and Authority (see
    Schedule I).

                                                                      SCHEDULE 4
                                                                     Page 1 of 2

                        FORM OF SERVICE OF PROCESS LETTER
                  [Letterhead of Agent for Service of Process]
                   (See Section 5.01(n) of the Loan Agreement)

                                                                         [Date]

International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C.  20433
Attention:  Director, Latin America and Caribbean Department

               Re:    [Country/_________]

Dear Sirs:

        Reference is made to Section 8.05 of the Loan Agreement dated as of January 26, 2001 (the "LOAN AGREEMENT") and Section 2.10 of the C Loan Agreement, among PriceSmart, Inc., PSMT Caribe Inc. and PSMT Trinidad/Tobago Limited (collectively, the "CO-BORROWERS") and International Finance Corporation ("IFC"). Unless otherwise defined herein, capitalized terms used herein shall have the meaning specified in the Loan Agreement.

        Pursuant to Section 8.05(d) of the Loan Agreement, each of the Co-Borrowers has irrevocably designated and appointed the undersigned, CT Corporation System, with offices currently located at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its authorized agent to receive for and on its behalf service of process in any legal action or proceeding with respect to the Loan Agreement and the other Transaction Documents to which it is a party in the courts of the United States of America for the Southern District of New York.

        The undersigned hereby informs you that it has irrevocably accepted that appointment as process agent as set forth in Section 8.05(d) of the Loan Agreement from January 26, 2001 until September 15, 2010 and agrees with you that the undersigned (i) shall inform IFC promptly in writing of any change of its address in New York, (ii) shall perform its obligations as such process agent in accordance with the relevant provisions of Section 8.05 of the Loan Agreement, and (iii) shall forward promptly to the Co-Borrowers any legal process received by the undersigned in its capacity as process agent.

                                                                      SCHEDULE 4
                                                                     Page 2 of 2


        As process agent, the undersigned and its successor or successors agree to discharge the above-mentioned obligations and will not refuse fulfillment of such obligations as provided under Section 8.05 of the Loan Agreement.

                                            Very truly yours,

                                            [CT Corporation System]


                                            By:    ____________________
                                            Title:

cc: PriceSmart Inc.
    PSMT Caribe Inc.
    PSMT Trinidad Tobago Limited

                                                                   SCHEDULE 5(A)
                                                                     Page 1 of 6

                     FORM OF LOCAL COUNSEL'S LEGAL OPINION(2)

                   (See Section 5.01(e) of the Loan Agreement)

                                                                 [Date]

International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
U.S.A.

                              RE: PRICESMART, INC.

Dear Sirs,

We have acted as legal counsel to International Finance Corporation ("IFC") in connection with (i) the loan to PriceSmart, Inc. ("PriceSmart"), PSMT Caribe, Inc. ("PSMT Caribe") and PSMT Trinidad/Tobago Limited ("PSMT Trinidad" and, collectively with PriceSmart and PSMT Caribe, the "Co-Borrowers"), as joint and several borrowers, in the principal amount of twenty-two million Dollars ($22,000,000) pursuant to the Loan Agreement dated January 26, 2001 (the "IFC A Loan Agreement") by and among the Co-Borrowers and IFC, and (ii) the loan to the Co-Borrowers jointly and severally in the principal amount of ten million Dollars ($10,000,000) pursuant to the IFC C Loan Agreement dated January 26, 2001 (the "IFC C Loan Agreement") by and among the Co-Borrowers and IFC. Unless otherwise defined herein, capitalized terms used herein shall have the meaning set forth in the IFC A Loan Agreement.

This opinion is furnished to you pursuant to Section 5.01(e) of the IFC A Loan Agreement.

In connection with the opinion set out below, we have examined the following documents:

        1.  the IFC A Loan Agreement;

        2.  the IFC C Loan Agreement;


------------------------
(2) FORM OF LEGAL OPINION FROM LOCAL COUNSEL IN TRINIDAD & TOBAGO AND BRITISH VIRGIN ISLANDS.

                                                                   SCHEDULE 5(A)
                                                                     Page 2 of 6

        3.  the Share Retention Agreement;

        4. the Pledge of Shares Agreement, dated January 26, 2001, by and among PriceSmart, [PSMT Caribe][PSMT Trinidad] and IFC (the "Share Pledge Agreement");

        5. the asset pledge agreement(3), dated __________ (the "Asset Pledge Agreement"), among _______________ and IFC;

        6. the mortgage agreement(4) dated __________________ (the "Mortgage Agreement"), among ______________ and IFC;

        7. a certified copy of the minutes of the extraordinary general meeting of ____________________held on ________, ________,
            ________, and ________, respectively;

        8.  a certificate of ______, dated ________, and ___________, respectively, evidencing the registration of the Security Agreements (as defined below);

        9.  [insert relevant corporate documents]; and

       10. such other documents as we have considered relevant for the purposes of issuing this opinion.

The Asset Pledge Agreement, the Mortgage Agreement, and the Share Pledge Agreement, are hereinafter referred to collectively as the "Security Agreements"; the IFC A Loan Agreement, the IFC C Loan Agreement, and the Share Retention Agreement, and the Security Agreements are hereinafter referred to individually as a "Document" and collectively referred to as the "Documents".

In connection with this opinion, we have examined the originals, or certified, conformed or reproduction copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In stating our opinion, we have assumed (i) the genuineness of all signatures on original or certified copies of all copies submitted to us as certified or reproduction copies, and (ii) that each of the Documents (other than the Security Agreements) are legal, valid, binding and enforceable under the laws of the State of New York, United States of America.

Based upon the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that:

----------------------------
(3) This refers to the agreement evidencing the first ranking pledge of movable assets in favor of IFC.
(4) This refers to the agreement evidencing the first ranking mortgage over all the fixed assets in favor of IFC.

                                                                   SCHEDULE 5(A)
                                                                     Page 3 of 6

1. [PSMT Trinidad][PSMT Caribe] (the "Company") is a company duly organized and existing under the laws [Trinidad & Tobago][British Virgin Islands] and has full power and authority required by law to conduct its business in which it is engaged.

2. The Articles of Association of the Company are in full compliance with the laws and regulations of [Trinidad & Tobago][British Virgin Islands] and have not been amended since _______________;

3.      The Company has a share capital in the amount of __________ (        ),
divided into __________ shares of ________ par value each, which share capital is duly subscribed and entirely paid-in; to the best of our knowledge and on the basis of our review of the Company's [shareholders ledger], each of PriceSmart and [NAME OF MINORITY SHAREHOLDER] owns _________% and ___%, respectively, of the shares and voting rights constituting the share capital of the Company.

4. The Company has full power and authority to enter into and perform its obligations under each of the Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance by it of each of such Documents.

5. The Company has duly executed and delivered each of the Documents to which it is a party and each of such Documents constitutes its legal, valid and binding obligations enforceable in accordance with its terms.

6. The execution, delivery and performance by the Company of any Document to which it is a party will not violate (i) its Articles of Association or (ii) any provisions of the laws of [Trinidad & Tobago][British Virgin Islands], or
(iii) to the best of my knowledge, after due inquiry, contravene or result in a breach of, or constitute a default under, any mortgage, conditional sales contract, bank loan, credit agreement or any other agreement or instrument to which the Company is a party or by which the Company or any of its properties may be bound.

7. Except as provided in Paragraph 8 below and except for licenses, permits and consents which are of a routine nature and which are customarily granted in due course after application, all governmental, corporate, creditors', shareholders' and other necessary licenses, approvals and consents have been obtained for:

        7.1 the financing by IFC under the IFC A Loan Agreement and the IFC C Loan Agreement;

        7.2 the carrying on of the business of the Company as it is presently carried on and is contemplated to be carried on;

                                                                   SCHEDULE 5(A)
                                                                     Page 4 of 6

        7.3 the due execution and delivery of, and the performance under, the Documents and any documents necessary or desirable in their implementation; and

        7.4 the remittance to IFC in Dollars of all monies payable in respect of any of the Documents, the security created by the Security Agreements.

8. The Security Agreements have been duly executed and delivered in accordance with the laws of [Trinidad & Tobago][British Virgin Islands] and confer a first ranking perfected security interest over the assets described therein in favor of IFC; such Security Agreements have become unconditionally and fully effective and do not violate or exceed the corporate purpose of the Company, or contravene any provision of any applicable law or regulation binding on the parties thereo.

9. Under the laws of [Trinidad & Tobago][British Virgin Islands], neither the Company nor its property has any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise).

10. To the best of our knowledge after due inquiry, no litigation, investigation or proceeding of or before any Authority is pending against the Company or its properties or revenue.

11. The choice of New York law as the governing law of the Documents (other than the Security Agreements) is valid under the laws of [Trinidad & Tobago][British Virgin Islands]; the submission to the jurisdiction of the State of New York, United States of America, and the appointment of the process agent contained in Section 8.05(d) of the IFC A Loan Agreement and Section 2.11 of the IFC C Loan Agreement is irrevocable binding on and enforceable against the Company. In this regard, we advice you that an action brought against the Company in the courts of the State of New York, in the manner contemplated by the Documents, would be considered an in personam action under [Trinidad & Tobago][British Virgin Islands] law.

12. A judgment rendered by any New York State or Federal court sitting in New York City against the Company in respect of the Documents, would be enforceable against the Company in the courts of [Trinidad & Tobago]
[the British Virgin Islands], provided that the court in which enforcement is sought determines that:

        (a) such New York judgment has been rendered in an IN PERSONAM (as opposed to an in rem) action and is strictly for the payment of a certain sum of money;

                                                                   SCHEDULE 5(A)
                                                                     Page 5 of 6

        (b) the obligation for which enforcement is sought does not violate the law of [Trinidad & Tobago][the British Virgin Islands], public policy (ordern publico) of [Trinidad & Tobago][the British Virgin Islands], international treaties or agreements binding upon [Trinidad & Tobago][the British Virgin Islands] or generally accepted principles of international law;

        (c) process in the New York action has been served personally on the Company, or on the appropriate process agent;

        (d) the New York judgment is a final judgment according to the laws of the State of New York, United States of America;

        (e) the New York judgment fulfills the necessary requirements to be considered authentic by [Trinidad & Tobago][the British Virgin Islands]'s court;

        (f) the action on which the final judgment is rendered is not the subject matter of a lawsuit among the same parties pending before a court in [Trinidad & Tobago][British Virgin Islands];

        (g) the court issuing the judgment is considered competent under internationally accepted rules which are compatible with the procedural laws of [Trinidad & Tobago][British Virgin Islands];

        (h) the applicable procedures under the laws of [Trinidad][British Virgin Islands] with respect to the enforcement of foreign judgments (including the issuance of a letter rogatory by the competent authority of such jurisdiction requesting enforcement of such judgment and the certification of such judgment as authentic by the corresponding authorities of such jurisdiction in accordance with the laws thereof) is complied with; and

        (i) the courts of the United States would enforce judgments from [Trinidad & Tobago][British Virgin Islands] courts, as a matter of reciprocity.

13. On the basis of the immunities and privileges provided in Article VI of IFC's Articles of Agreement, all payments of principal, interest and other amounts due under the IFC A Loan Agreement and the IFC C Loan Agreement, are exempt from any taxes, fees or other charges of whatsoever nature now or at any time levied or imposed by the Government of [Trinidad & Tobago][British Virgin Islands] or by any department, agency, political subdivision or taxing authority thereof or therein or by any organization of which [Trinidad & Tobago][British Virgin

                                                                   SCHEDULE 5(A)
                                                                     Page 6 of 6

Islands] is a member; and the payments referred to herein may be made free and clear of any deduction or withholding of whatever nature; there are no taxes, duties (including stamp duties), fees or other charges required to be paid under the laws of [Trinidad & Tobago][British Virgin Islands] in connection with the execution, issuance or delivery of any Document or the performance or observance of any of their respective terms.

The above opinion is given upon and subject to the following qualifications and limitations:

(a) the enforcement of the Documents may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditor's rights generally;

(b)     [insert other standard limitations]

This opinion is limited to questions arising under the laws of [Trinidad & Tobago][British Virgin Islands] and we do not express any opinion as to the laws of any jurisdiction other than those of [Trinidad & Tobago][British Virgin Islands].

This opinion is solely for the benefit of IFC and may not be relied upon in any manner or for any purpose by any other person.

Very truly yours,

        We(5), as [Trinidad & Tobago][British Virgin Islands] counsel to the Company concur with the opinions expressed hereinabove by [name of the law firm of IFC's local counsel].

Very truly yours,

----------------------
(5) PriceSmart Counsel

                                                                 SCHEDULE 5(B-1)
                                                                     Page 1 of 6

                     FORM OF LOCAL COUNSEL'S LEGAL OPINION(6)

                   (See Section 5.01(f) of the Loan Agreement)

                                                                 [Date]

International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
U.S.A.

                              RE: PRICESMART, INC.

Dear Sirs,

We have acted as legal counsel to International Finance Corporation ("IFC") in connection with (i) the loan to PriceSmart, Inc. ("PriceSmart"), PSMT Caribe, Inc. ("PSMT Caribe") and PSMT Trinidad/Tobago Limited ("PSMT Trinidad" and, collectively with PriceSmart and PSMT Caribe, the "Co-Borrowers"), as joint and several borrowers, in the principal amount of twenty-two million Dollars ($22,000,000) pursuant to the Loan Agreement dated January 26, 2001 (the "IFC A Loan Agreement") by and among the Co-Borrowers and IFC, and (ii) the loan to the Co-Borrowers jointly and severally in the principal amount of ten million Dollars ($10,000,000) pursuant to the IFC C Loan Agreement dated January 26, 2001 (the "IFC C Loan Agreement") by and among the Co-Borrowers and IFC. Unless otherwise defined herein, capitalized terms used herein shall have the meaning set forth in the IFC A Loan Agreement.

This opinion is furnished to you pursuant to Section 5.01(f) of the IFC A Loan Agreement.

In connection with the opinion set out below, we have examined the following documents:

        1. the IFC A Loan Agreement;

        2. the IFC C Loan Agreement;

------------------------
(6) FORM OF LEGAL OPINION TO BE DELIVERED BY IFC'S COUNSEL IN EL SALVADOR, DOMINICAN REPUBLIC, HONDURAS, AND COSTA RICA.

                                                                 SCHEDULE 5(B-1)
                                                                     Page 2 of 6

        3.      the Share Retention Agreement;

        4. the Pledge of Shares Agreement, dated January 26, 2001, by and among PSMT Caribe, [PriceSmart Dominicana][PriceSmart Honduras][PriceSmart El Salvador][PriceSmart Costa Rica](7) and IFC (the "Share Pledge Agreement");

        5. the asset pledge agreement(8), dated __________ (the "Asset Pledge Agreement"), among _______________ and IFC;

        6. the mortgage agreement(9) dated __________________ (the "Mortgage Agreement"), among ______________ and IFC;

        7. a certified copy of the minutes of the extraordinary general meeting of ____________________held on ________, ________,
                ________, and ________, respectively;

        8.      a certificate of ______, dated ________, and ___________,
                respectively, evidencing the registration of the Security Agreements (as defined below);

        9.      [insert relevant corporate documents]; and

        10. such other documents as we have considered relevant for the purposes of issuing this opinion.

The Asset Pledge Agreement, the Mortgage Agreement, and the Share Pledge Agreement are hereinafter referred to collectively as the "Security Agreements"; the IFC A Loan Agreement, the IFC C Loan Agreement, and the Share Retention Agreement, and the Security Agreements are hereinafter referred to individually as a "Document" and collectively referred to as the "Documents".

In connection with this opinion, we have examined the originals, or certified, conformed or reproduction copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In stating our opinion, we have assumed (i) the genuineness of all signatures on original or certified copies of all copies submitted to us as certified or reproduction copies, and (ii) that each of the Documents (other than the Security Agreements) are legal, valid, binding and enforceable under the laws of the State of New York, United States of America.

----------------------------
(7) As applicable.
(8) This refers to the agreement evidencing the first ranking pledge of the movable assets in favor of IFC.
(9) This refers to the agreement evidencing the first ranking mortgage over all the fixed assets in favor of IFC.

                                                                 SCHEDULE 5(B-1)
                                                                     Page 3 of 6

Based upon the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.      [PriceSmart Guatemala][PriceSmart El Salvador][PriceSmart
        Honduras][PriceSmart Costa Rica] ("Company") is a company duly organized and existing under the laws of [Guatemala][El Salvador][Honduras][Costa Rica] and has full power and authority required by law to conduct its business in which it is engaged.

2. The Articles of Association of the Company are in full compliance with the laws and regulations of the jurisdiction of its incorporation and have not been amended since _______________.

3.      The Company has a share capital in the amount of __________ (        ),
divided into __________ shares of ________ par value each, which share capital is duly subscribed and entirely paid-in; to the best of our knowledge and on the basis of our review of the Company's [shareholders ledger], each of PSMT Caribe and [NAME OF MINORITY SHAREHOLDER] owns _________% and ___%, respectively, of the shares and voting rights constituting the share capital of the Company.

4. The Company has full power and authority to enter into and perform its obligations under each of the Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance by it of each of such Documents.

5. The Company has duly executed and delivered each of the Documents to which it is a party and each of such Documents constitutes its legal, valid and binding obligations enforceable in accordance with its terms.

6. The execution, delivery and performance by the Company of any Document to which it is a party will not violate (i) its Articles of Association or (ii) any provisions of the legislation of [Guatemala][El Salvador][Honduras][Costa Rica], or (iii) to the best of my knowledge, after due inquiry, contravene or result in a breach of, or constitute a default under, any mortgage, conditional sales contract, bank loan, credit agreement or any other agreement or instrument to which the Company is a party or by which the Company or any of its properties may be bound.

7. Except as provided in Paragraph 8 below and except for licenses, permits and consents which are of a routine nature and which are customarily granted in due course after application, all governmental, corporate, creditors', shareholders' and other necessary licenses, approvals and consents have been obtained for:

                                                                 SCHEDULE 5(B-1)
                                                                     Page 4 of 6

        7.5 the financing by IFC under the IFC A Loan Agreement and the IFC C Loan Agreement;

        7.6 the carrying on of the business of the Company as it is presently carried on and is contemplated to be carried on;

        7.7 the due execution and delivery of, and the performance under, the Documents and any documents necessary or desirable in their implementation; and

        7.8 the remittance to IFC in Dollars of all monies payable in respect of any of the Documents, the security created by the Security Agreements.

8. The Security Agreements have been duly executed and delivered in accordance with the laws of [INSERT NAME OF JURISDISTION] and confer a first ranking perfected security interest over the assets described therein in favor of IFC; such Security Agreements have become unconditionally and fully effective and do not violate or exceed the corporate purpose of [INSERT THE NAME OF THE SUBSIDIARY WHOSE ASSET IS BEING PLEDGED], as the case may be, or contravene any provision of any applicable law or regulation binding on the parties thereo.

9. Under the laws of [NAME OF JURISDICTION], none of the Co-Borrowers or [NAME OF SUBSIDIARY WHOSE ASSET IS BEING PLEDGED], nor their respective property has any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise).

10. To the best of our knowledge after due inquiry, no litigation, investigation or proceeding of or before any Authority is pending against the Co-Borrowers or [INSERT THE NAME OF THE SUBSIDIARY WHOSE ASSET IS BEING PLEDGED] or against their respective properties or revenues.

11. The choice of New York law as the governing law of the Documents (other than the Security Agreements) is valid under the laws of [Guatemala][El Salvador][Honduras][Costa Rica]; the submission to the jurisdiction of the State of New York, United States of America, and the appointment of the process agent contained in Section 8.05(d) of the IFC A Loan Agreement and Section 2.11 of the IFC C Loan Agreement is irrevocable binding on and enforceable against the Company or any Co-Borrower. In this regard, we advice you that an action brought against the Company or any Co-Borrower in the courts of the State of New York, in the manner contemplated by the Documents, would be considered an in personam action under [Guatemala][El Salvador][Honduras][Costa Rica] law.

                                                                 SCHEDULE 5(B-1)
                                                                     Page 5 of 6

12. A judgment rendered by any New York State or Federal court sitting in New York City against the Company or any Co-Borrower in respect of the Documents, would be enforceable against the Company or any Co-Borrower in the courts of [Guatemala][El Salvador][Honduras][Costa Rica], provided that the court in which enforcement is sought determines that:

        (a) such New York judgment has been rendered in an IN PERSONAM (as opposed to an in rem) action and is strictly for the payment of a certain sum of money;

        (b) the obligation for which enforcement is sought does not violate the law or public policy (ordern publico) of [Guatemala][El Salvador][Honduras][Costa Rica], or international treaties or agreements binding upon [Guatemala][El Salvador][Honduras][Costa Rica] or generally accepted principles of international law;

        (c) process in the New York action has been served personally on the Company or any Co-Borrower, or on the appropriate process agent;

        (d) the New York judgment is a final judgment according to the laws of the State of New York, United States of America;

        (e) the New York judgment fulfills the necessary requirements to be considered authentic by [Guatemala][El Salvador][Honduras][Costa Rica]'s court;

        (f) the action on which the final judgment is rendered is not the subject matter of a lawsuit among the same parties pending before a court in [Guatemala][El Salvador][Honduras][Costa Rica];

        (g) the court issuing the judgment is considered competent under internationally accepted rules which are compatible with the procedural laws of [Guatemala][El Salvador][Honduras][Costa Rica] [Trinidad] or [British Virgin Islands];

                                                                 SCHEDULE 5(B-1)
                                                                     Page 6 of 6

        (h) the applicable procedures under the laws of [Guatemala][El Salvador][Honduras][Costa Rica] to the enforcement of foreign judgments (including the issuance of a letter rogatory by the competent authority of such jurisdiction requesting enforcement of such judgment and the certification of such judgment as authentic by the corresponding authorities of such jurisdiction in accordance with the laws thereof) is complied with; and

        (i) the courts of the United States would enforce judgments from [Guatemala][El Salvador][Honduras][Costa Rica] courts, as the case may be, as a matter of reciprocity.

13. On the basis of the immunities and privileges provided in Article VI of IFC's Articles of Agreement, all payments of principal, interest and other amounts due under the IFC A Loan Agreement and the IFC C Loan Agreement, are exempt from any taxes, fees or other charges of whatsoever nature now or at any time levied or imposed by the Government of [Guatemala][El Salvador][Honduras][Costa Rica] or by any department, agency, political subdivision or taxing authority thereof or therein or by any organization of which [Guatemala][El Salvador][Honduras][Costa Rica] is a member; and the payments referred to herein may be made free and clear of any deduction or withholding of whatever nature; there are no taxes, duties (including stamp duties), fees or other charges required to be paid under the laws of [Guatemala][El Salvador][Honduras][Costa Rica] in connection with the execution, issuance or delivery of any Document or the performance or observance of any of their respective terms.

The above opinion is given upon and subject to the following qualifications and limitations:

(a) the enforcement of the Documents may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditor's rights generally;

(b)     [insert other standard limitations]

This opinion is limited to questions arising under the laws of [Guatemala][El Salvador][Honduras][Costa Rica] and we do not express any opinion as to the laws of any jurisdiction other than those of [Guatemala][El Salvador][Honduras][Costa Rica].

This opinion is solely for the benefit of IFC and may not be relied upon in any manner or for any purpose by any other person.

Very Truly Yours,

                                                                 SCHEDULE 5(B-2)
                                                                     Page 1 of 6

                    FORM OF LOCAL COUNSEL'S LEGAL OPINION(10)
                   (See Section 5.01(f) of the Loan Agreement)

                                                       [Date]
International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
U.S.A.

                              RE: PRICESMART, INC.

Dear Sirs,

We have acted as legal counsel to International Finance Corporation ("IFC") in connection with (i) the loan to PriceSmart, Inc. ("PriceSmart"), PSMT Caribe, Inc. ("PSMT Caribe") and PSMT Trinidad/Tobago Limited ("PSMT Trinidad" and, collectively with PriceSmart and PSMT Caribe, the "Co-Borrowers"), as joint and several borrowers, in the principal amount of twenty-two million Dollars ($22,000,000) pursuant to the Loan Agreement dated January 26, 2001 (the "IFC A Loan Agreement") by and among the Co-Borrowers and IFC, and (ii) the loan to the Co-Borrowers jointly and severally in the principal amount of ten million Dollars ($10,000,000) pursuant to the IFC C Loan Agreement dated January 26, 2001 (the "IFC C Loan Agreement") by and among the Co-Borrowers and IFC. Unless otherwise defined herein, capitalized terms used herein shall have the meaning set forth in the IFC A Loan Agreement.

This opinion is furnished to you pursuant to Section 5.01(f) of the IFC A Loan Agreement.

---------------------
(10) FORM OF LEGAL OPINION TO BE DELIVERED BY IFC'S COUNSEL IN BARBADOS.

                                                                 SCHEDULE 5(B-2)
                                                                     Page 2 of 6

In connection with the opinion set out below, we have examined the following documents:

        1.      the IFC A Loan Agreement;

        2.      the IFC C Loan Agreement;

        3.      the Share Retention Agreement;

        4. the Pledge of Shares Agreement, dated January 26, 2001, by and among PriceSmart, PSMT Barbados and IFC (the "Share Pledge Agreement");

        5. a certified copy of the minutes of the extraordinary general meeting of ____________________held on ________,;

        6. a certificate of ______________, evidencing the registration of the Share Pledge Agreement;

        7.      [insert relevant corporate documents]; and

        8. such other documents as we have considered relevant for the purposes of issuing this opinion.

The Share Pledge Agreement, the IFC A Loan Agreement, the IFC C Loan Agreement, and the Share Retention Agreement, are hereinafter referred to individually as a "Document" and collectively referred to as the "Documents".

In connection with this opinion, we have examined the originals, or certified, conformed or reproduction copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In stating our opinion, we have assumed (i) the genuineness of all signatures on original or certified copies of all copies submitted to us as certified or reproduction copies, and (ii) that each of the Documents (other than the Security Agreements) are legal, valid, binding and enforceable under the laws of the State of New York, United States of America.

Based upon the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1. PSMT Barbados ("Company") is a company duly organized and existing under the laws of Barbados and has full power and authority required by law to conduct its business in which it is engaged.

                                                                 SCHEDULE 5(B-2)
                                                                     Page 3 of 6

2. The Articles of Association of the Company are in full compliance with the laws and regulations of the jurisdiction of its incorporation and have not been amended since _______________.

3.      The Company has a share capital in the amount of __________ (         ),
divided into __________ shares of ________ par value each, which share capital is duly subscribed and entirely paid-in; to the best of our knowledge and on the basis of our review of the Company's [shareholders ledger], each of PiceSmart and [NAME OF MINORITY SHAREHOLDER] owns _________% and ___%, respectively, of the shares and voting rights constituting the share capital of the Company.

4. The Company has full power and authority to enter into and perform its obligations under each of the Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance by it of each of such Documents.

5. The Company has duly executed and delivered each of the Documents to which it is a party and each of such Documents constitutes its legal, valid and binding obligations enforceable in accordance with its terms.

6. The execution, delivery and performance by the Company of any Document to which it is a party will not violate (i) its Articles of Association or (ii) any provisions of the legislation of Barbados, or (iii) to the best of my knowledge, after due inquiry, contravene or result in a breach of, or constitute a default under, any mortgage, conditional sales contract, bank loan, credit agreement or any other agreement or instrument to which the Company is a party or by which the Company or any of its properties may be bound.

7. Except as provided in Paragraph 8 below and except for licenses, permits and consents which are of a routine nature and which are customarily granted in due course after application, all governmental, corporate, creditors', shareholders' and other necessary licenses, approvals and consents have been obtained for:

        7.9 the financing by IFC under the IFC A Loan Agreement and the IFC C Loan Agreement;

        7.10 the carrying on of the business of the Company as it is presently carried on and is contemplated to be carried on;

        7.11 the due execution and delivery of, and the performance under, the Documents and any documents necessary or desirable in their implementation; and

                                                                 SCHEDULE 5(B-2)
                                                                     Page 4 of 6

        7.12 the remittance to IFC in Dollars of all monies payable in respect of any of the Documents, the security created by the Share Pledge Agreement.

8. The Share Pledge Agreement has been duly executed and delivered in accordance with the laws of Barbados and confer a first ranking perfected security interest over the shares described therein in favor of IFC; such Share Pledge Agreement has become unconditionally and fully effective and do not violate or exceed the corporate purpose of PSMT Barbados or contravene any provision of any applicable law or regulation binding on the parties thereo.

9. Under the laws of Barbados, none of the Co-Borrowers or PSMT Barbados, nor their respective properties has any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise).

10. To the best of our knowledge after due inquiry, no litigation, investigation or proceeding of or before any Authority is pending against the Co-Borrowers or PSMT Barbados or against their respective properties or revenues.

11. The choice of New York law as the governing law of the Documents (other than the Share Pledge Agreement) is valid under the laws of Barbados; the submission to the jurisdiction of the State of New York, United States of America, and the appointment of the process agent contained in Section 8.05(d) of the IFC A Loan Agreement and Section 2.11 of the IFC C Loan Agreement is irrevocable binding on and enforceable against the Company or any Co-Borrower. In this regard, we advice you that an action brought against the Company or any Co-Borrower in the courts of the State of New York, in the manner contemplated by the Documents, would be considered an in personam action under Barbados law.

12. A judgment rendered by any New York State or Federal court sitting in New York City against the Company or any Co-Borrower in respect of the Documents, would be enforceable against the Company or any Co-Borrower in the courts of Barbados, provided that the court in which enforcement is sought determines that:

        (a) such New York judgment has been rendered in an IN PERSONAM (as opposed to an in rem) action and is strictly for the payment of a certain sum of money;

        (b) the obligation for which enforcement is sought does not violate the law or public policy (ordern publico) of Barbados, or international treaties or agreements binding upon Barbados or generally accepted principles of international law;

                                                                SCHEDULE 5(B-2)
                                                                Page 5 of 6

        (c) process in the New York action has been served personally on the Company or any Co-Borrower, or on the appropriate process agent;

        (d) the New York judgment is a final judgment according to the laws of the State of New York, United States of America;

        (e) the New York judgment fulfills the necessary requirements to be considered authentic by Barbados courts;

        (f) the action on which the final judgment is rendered is not the subject matter of a lawsuit among the same parties pending before a court in Barbados;

        (g) the court issuing the judgment is considered competent under internationally accepted rules which are compatible with the procedural laws of Barbados;

        (h) the applicable procedures under the laws of Barbados to the enforcement of foreign judgments (including the issuance of a letter rogatory by the competent authority of such jurisdiction requesting enforcement of such judgment and the certification of such judgment as authentic by the corresponding authorities of such jurisdiction in accordance with the laws thereof) is complied with; and

        (i) the courts of the United States would enforce judgments from Barbados courts, as the case may be, as a matter of reciprocity.

13. On the basis of the immunities and privileges provided in Article VI of IFC's Articles of Agreement, all payments of principal, interest and other amounts due under the IFC A Loan Agreement and the IFC C Loan Agreement, are exempt from any taxes, fees or other charges of whatsoever nature now or at any time levied or imposed by the Government of Barbados or by any department, agency, political subdivision or taxing authority thereof or therein or by any organization of which Barbados is a member; and the payments referred to herein may be made free and clear of any deduction or withholding of whatever nature; there are no taxes, duties (including stamp duties), fees or other charges required to be paid under the laws of Barbados in connection with the execution, issuance or delivery of any Document or the performance or observance of any of their respective terms.

                                                                 SCHEDULE 5(B-2)
                                                                     Page 6 of 6

The above opinion is given upon and subject to the following qualifications and limitations:

(a) the enforcement of the Documents may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditor's rights generally;

(b)     [insert other standard limitations]

This opinion is limited to questions arising under the laws of Barbados and we do not express any opinion as to the laws of any jurisdiction other than those of Barbados.

This opinion is solely for the benefit of IFC and may not be relied upon in any manner or for any purpose by any other person.

Very truly yours,

                                                                 SCHEDULE 5(B-3)
                                                                     Page 1 of 3

                    FORM OF LOCAL COUNSEL'S LEGAL OPINION(11)
                   (See Section 5.01(f) of the Loan Agreement)

                                                     [Date]

International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
U.S.A.

               Re: PriceSmart, Inc.

Ladies and Gentlemen:

We have acted as legal counsel to International Finance Corporation ("IFC") in connection with (i) the loan to PriceSmart, Inc. ("PriceSmart"), PSMT Caribe, Inc. ("PSMT Caribe") and PSMT Trinidad/Tobago Limited ("PSMT Trinidad" and, collectively with PriceSmart and PSMT Caribe, the "Co-Borrowers"), as joint and several borrowers, in the principal amount of twenty-two million Dollars ($22,000,000) pursuant to the Loan Agreement dated January 26, 2001 (the "IFC A Loan Agreement") by and among the Co-Borrowers and IFC, and (ii) the loan to the Co-Borrowers jointly and severally in the principal amount of ten million Dollars ($10,000,000) pursuant to the IFC C Loan Agreement dated January 26, 2001 (the "IFC C Loan Agreement") by and among the Co-Borrowers and IFC. Unless otherwise defined herein, capitalized terms used herein shall have the meaning set forth in the IFC A Loan Agreement.

This opinion is furnished to you pursuant to Section 5.01(f) of the IFC A Loan Agreement.

In connection with the opinion set out below, we have examined the following documents:

        1.     the IFC A Loan Agreement;

        2.     the IFC C Loan Agreement;

        3.     the Share Retention Agreement;

-----------------------------
(11) TO BE USED BY IFC'S COUNSEL IN GUATEMALA, ARUBA, PANAMA AND THE
     PHILIPPINES.

                                                                 SCHEDULE 5(B-3)
                                                                     Page 2 of 3

        4. a certified/conformed copy of] [an executed copy/original of] [LIST ALL OTHER DOCUMENTS REVIEWED, E.G ARTICLES OF INCORPORATION, ESTATUTOS, ETC.].

In connection with this opinion, we have examined the originals, or certified, conformed copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In stating my opinion, we have assumed (i) the genuineness of all signatures on original or certified copies of all copies submitted to us as certified or reproduction copies, and that the Share Retention Agreement and each of the other Transaction Documents constitutes a legal, valid, binding and enforceable obligation of each of the other parties thereto under the laws of the State of New York, United States of America.

Based upon the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1. [Philippines, Inc.][PriceSmart (Guatemala), S.A.][Islands Foods and Distributors N.V.][PriceCosto de Panama, S.A.] (the "Company") is a company duly incorporated, validly existing and in good standing under the laws of [the Philippines][Aruba][Guatemala][Panama] and has full power and authority required by law to conduct its business in which it is engaged and to enter into the Share Retention Agreement and to perform its obligations thereunder.

2. The Company, represented by ________________ in his capacity as Chief Executive Officer, has full power and authority to enter into and perform its obligations under the Share Retention Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance by it of the Share Retention Agreement.

3. The Company has a share capital in the amount of __________ , divided into __________ shares of ________ par value each, which share capital is duly subscribed and entirely paid-in; to the best of our knowledge and on the basis of our review of the Company's [shareholders ledger], each of PriceSmart and [NAME OF MINORITY SHAREHOLDER] owns _________% and ___%, respectively, of the shares and voting rights constituting the share capital of the Company.

4. The Share Retention Agreement has been authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms.

                                                                 SCHEDULE 5(B-3)
                                                                     Page 3 of 3

5. The execution and delivery of the Share Retention Agreement and performance of the obligations thereunder by the Company will not (i) violate the charter or other organizational documents of the Company,
        (ii) violate any provisions of the Company, or (iii) to the best of my knowledge, after due inquiry, contravene or result in a breach of, or constitute a default under, any mortgage, conditional sales contract, bank loan, credit agreement or any other agreement or instrument to which the Company is a party or by which the Company or any of its properties may be bound.

6. It is not required in order to ensure the validity, effectiveness or enforceability of any of the Share Retention Agreement that the same be notarized or filed, registered or recorded in a public office or elsewhere in [the Philippines][Aruba][Guatemala][Panama], or that any other instrument, document or notice relating thereto be executed, delivered, filed, registered, recorded or served in the Philippines.

7. No order, consent, approval, license, authorization or validation of, or registration, recording or filing with any governmental or public body or authority in [the Philippines][Aruba][Guatemala][Panama] is required in connection with (i) the execution or delivery of the Share Retention Agreement or the performance by the parties thereto of their respective obligations thereunder or (ii) the legality, validity, binding effect or enforceability of the Share Retention Agreement.

                                Very truly yours,

                                                                   SCHEDULE 5(C)
                                                                     Page 1 of 5

                     FORM OF SPECIAL COUNSEL'S LEGAL OPINION
                   (See Section 5.01(g) of the Loan Agreement)

                                                                   SCHEDULE 5(D)
                                                                     Page 1 of 5

               FORM OF PRICESMART SPECIAL COUNSEL'S LEGAL OPINION
                   (See Section 5.01(h) of the Loan Agreement)

                                                                      SCHEDULE 6
                                                                     Page 1 of 2

                      FORM OF LETTER TO BORROWER'S AUDITORS

         (See Section 5.01(l) and Section 6.01(e) of the Loan Agreement)

                             [Borrower's Letterhead]

                                                                          [Date]

[NAME OF AUDITORS]
[ADDRESS]

Ladies and Gentlemen:

        We hereby authorize and request you to give to International Finance Corporation of 2121 Pennsylvania Avenue, N.W., Washington, D.C. 20433, United States of America ("IFC"), all such information as IFC may reasonably request with regard to the Consolidated financial statements of the Co-Borrowers (as defined below), both audited and unaudited. We have agreed to supply that information and those statements under the terms of a Loan Agreement among PriceSmart Inc., PSMT Caribe Inc. and PSMT Trinidad/Tobago Limited (the "Co-Borrowers") and IFC dated as of January 26, 2001 (the "Loan Agreement"). For your information we enclose a copy of the Loan Agreement.

        We authorize and request you to send two copies of the audited accounts of the Co-Borrowers to IFC to enable us to satisfy our obligation to IFC under
Section 6.03(b)(i) of the Loan Agreement. When submitting the same to IFC, please also send, at the same time, a copy of your full report on such accounts in a form reasonably acceptable to IFC.

        Please note that under Section 6.03(b)(ii) and (iii) and Section 6.03(c) of the Loan Agreement, we are obliged to provide IFC with:

                                                                      SCHEDULE 6
                                                                     Page 2 of 2

        (a) a copy of the annual and any other management letter or other communication from you to the Co-Borrowers or their repective management commenting on, among other things, the adequacy of the Co-Borrowers' financial control procedures and accounting and management information system; and

        (b) a report by you certifying that, based upon their audited consolidated financial statements, the Co-Borrowers were in compliance with the financial covenants contained in Section 6.02 of the Loan Agreement as at the end of the relevant Financial Year or, as the case may be, detailing any noncompliance.

        Please also submit each such communication and report to IFC with the audited accounts.

        For our records, please ensure that you send to us a copy of every letter which you receive from IFC immediately upon receipt and a copy of each reply made by you immediately upon the issue of that reply.

                                            Yours truly,

                                            PRICESMART INC.

                                            By ______________________________
                                               Authorized Representative

Enclosure

cc: Director
    Latin America and Caribbean Department
    International Finance Corporation
    2121 Pennsylvania Avenue, N.W.
    Washington, D.C. 20433
    United States of America

                                                                      SCHEDULE 7
                                                                     Page 1 of 2

        FORM OF CO-BORROWER'S CERTIFICATION ON DISTRIBUTION OF DIVIDENDS

                   (See Section 6.02(a) of the Loan Agreement)

                           [Co-Borrower's Letterhead]

                                                                          [Date]
International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C.  20433
Attention:  Director, Latin America and Caribbean Department

               Re: [Country/_________]

Dear Sirs:

1. Please refer to the Loan Agreement (the "Loan Agreement") dated as of January 26, 2001, between [Name of Relevant Co-Borrower] (the "Co-Borrower"), [Names of the other Co-Borrowers] and International Finance Corporation ("IFC"). Terms defined in the Loan Agreement have their defined meanings whenever used in this request.

2. This is to inform you that the Co-Borrower plans a distribution of dividends to its shareholders in the aggregate amount of ______________ (______), such distribution to commence on or about _________, 20__. Pursuant to Section 6.02(a) of the Loan Agreement, the Co-Borrower hereby certifies that, as at the date hereof:

        (a) the proposed distribution will be entirely out of retained earnings and such retained earnings do not include any amount resulting from the revaluation of the Co-Borrower's assets;

        (b) no Event of Default or Potential Event of Default has occurred and is continuing;

                                                                      SCHEDULE 7
                                                                     Page 2 of 2

        (c)     after giving effect to the proposed distribution:

                (i)     the Consolidated Current Ratio would be at least 1.2;

                (ii) the Consolidated Total Debt to Equity Ratio would be greater than 50:50; and

                (iii) the Consolidated Long-term Debt Service Coverage Ratio would not be less than 1.5.

3. The Co-Borrower undertakes not to give effect to the proposed distribution or any part thereof if, at the time of so doing or after giving effect to it, the Co-Borrower could not certify the matters referred to in Section 2 of this certification.

                                                   Yours truly,

                                            [NAME OF CO-BORROWER]

                                            By _______________________________
                                                    Authorized Representative

                                                                      SCHEDULE 8
                                                                     Page 1 of 1

                   PROGRESS REPORT RE: PROJECT IMPLEMENTATION

                (See Section 6.03(a)(iii) of the Loan Agreement)

The Co-Borrowers shall provide an overview of the Project and highlight the major events for the reporting period.

                                                                      SCHEDULE 9
                                                                     Page 1 of 1

           INFORMATION TO BE INCLUDED IN ANNUAL REVIEW OF OPERATIONS*

                 (See Section 6.03(b)(iv) of the Loan Agreement)

        [(1) SHAREHOLDINGS. Information on significant changes in share ownership of the Co-Borrowers, the reasons for such changes, and the identity of major new shareholders.

        (2) COUNTRY CONDITIONS AND GOVERNMENT POLICY. Report on any material changes in local conditions, including government policy changes, that directly affect the Co-Borrowers (e.g. changes in government economic strategy, taxation, foreign exchange availability, price controls, and other areas of regulations.)

        (3)    MANAGEMENT AND TECHNOLOGY. Information on significant changes in
               (i) the Co-Borrowers' senior management or organizational structure, and (ii) technology used by the Co-Borrowers, including technical assistance arrangements.

        (4) CORPORATE STRATEGY. Description of any changes to the Co-Borrowers' corporate or operational strategy, including changes in products, degree of integration, and business emphasis.

        (5) MARKETS. Brief analysis of changes in the Co-Borrowers' market conditions (both domestic and export), with emphasis on changes in market share and degree of competition.

        (6) OPERATING PERFORMANCE. Discussion of major factors affecting the year's financial results (sales by value and volume, operating and financial costs, profit margins, capacity utilization, capital expenditure, etc.).

        (7) FINANCIAL CONDITION. Key financial ratios for previous year, compared with ratios covenanted in the Loan Agreement.]

----------------------------
* The content of this Schedule should be reviewed with the Investment Officer to determine any revisions appropriate for a particular transaction.

                                                                     SCHEDULE 10
                                                                     Page 1 of 9

                        FORM OF ANNUAL MONITORING REPORT

                   (See Section 6.03(d) of the Loan Agreement)

                            [See the following pages]